CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Offering price per share(3)		Aggregate offering price(3)		Amount of registration fee(3)
Class A ordinary shares, par value $0.00025 per share	82,800,000	US$	5.95	US$	492,660,000	US$	63,947.27

(1)
The Class A ordinary shares are represented by American depositary shares, each of which represents one Class A ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-227062).

(2)
Includes 72,000,000 Class A ordinary shares being offered by us and up to 10,800,000 Class A ordinary shares the underwriters have an option to purchase from us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-239047
PROSPECTUS SUPPLEMENT Issued June 10, 2020
(To Prospectus dated June 9, 2020)
72,000,000 American Depositary Shares
NIO Inc.
Representing 72,000,000 Class A Ordinary Shares

NIO Inc. is offering 72,000,000 American depositary shares, or ADSs. Each ADS represents one Class A ordinary share, par value US$0.00025 per share.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “NIO.” On June 10, 2020, the reported last sale price of the ADSs on the NYSE was $6.30 per ADS.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-14.

PRICE $5.95 PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company
Per ADS	$5.95	$0.20825	$5.74175
Total	$428,400,000	$14,994,000	$413,406,000

(1)
See “Underwriting” beginning on page S-42 of this prospectus supplement for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 10,800,000 ADSs to cover over-allotments.
Tencent, our existing shareholder, has subscribed for, and have been allocated, an aggregate of 1,680,672 ADSs in this offering, at the offering price and on the same terms as the other ADSs being offered, representing approximately 2.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the ADSs to purchasers on or about June 15, 2020.

Morgan Stanley	Credit Suisse	CICC
June 10, 2020.

PROSPECTUS SUPPLEMENT
PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated June 9, 2020 included in the registration statement on Form F-3 (No. 333-239047), which provides more general information.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:
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“ADAS” refers to advanced driver assistance system;

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“ADSs” refer to our American depositary shares, each of which represents one Class A ordinary share;

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“AI” refers to artificial intelligence;

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“BEVs” refer to battery electric passenger vehicles;

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“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement only, Hong Kong, Macau and Taiwan;

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“Class A ordinary shares” refer to our Class A ordinary shares, par value US$0.00025 per share;

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“Class B ordinary shares” refer to our Class B ordinary shares, par value US$0.00025 per share;

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“Class C ordinary shares” refer to our Class C ordinary shares, par value US$0.00025 per share;

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“EVs” refer to electric passenger vehicles;

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“FOTA” refers to firmware over-the-air;

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“ICE” refers to internal combustion engine;

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“NEVs” refer to new energy passenger vehicles;

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“NIO,” “we,” “us,” “our company,” and “our” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

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“Ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share;

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“RMB” or “Renminbi” refers to the legal currency of China; and

•
“US$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States.

We have published our consolidated financial statements in RMB. Our business is primarily conducted in China and all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement are made at the rate as of the end of the applicable period, that is, RMB7.0808 to US$1.00, the rate in effect as of March 31, 2020, as applicable. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
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our goals and growth strategies;

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the outbreak of COVID-19;

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our future business development, financial condition and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry;

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relevant government policies and regulations relating to our industry; and

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assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The electric vehicles industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the electric vehicles industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on the forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2019, or the 2019 Annual Report, which contains our audited consolidated financial statements as of December 31, 2017, 2018 and 2019, and our current report on Form 6-K furnished to the SEC on June 9, 2020 is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Business
Our mission is to shape a joyful lifestyle by offering premium smart electric vehicles and being the best user enterprise.
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of December 31, 2019, we had delivered 20,480 ES8s to customers in more than 270 cities.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance version is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the ES6 performance version boasts an NEDC range of up to 610 km. The ES6 ranked as the No. 1 electric SUV in China as measured by the number of deliveries since October 2019. As of December 31, 2019, we had delivered 11,433 ES6s to customers in more than 250 cities.

We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 square meter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Users can pre-order the EC6 through the NIO App and we expect to begin making deliveries of the EC6 in September 2020.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home, our home charging solution; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 270,000 charging piles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We provide servicing both through authorized third party service centers and NIO service centers, both of which provide repair, maintenance and bodywork services. As of April 30, 2020, we had 22 NIO service centers in 19 cities and 151 authorized third party service centers in 116 cities. For the first four months of 2020, the average customer referral rate reached approximately 59%, as compared with approximately 52% in 2019. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. As of March 31, 2020, we had 6,816 full-time employees. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. As of May  31, 2020, we had 22 NIO Houses and 94 NIO Spaces in 76 cities. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team.

Reservations, Production and Delivery
We began making deliveries to users of our first volume manufactured vehicle, the seven-seater ES8, on June 28, 2018, and its variant, the six-seater ES8 in March 2019. The table below sets forth certain operating data relating to the ES8 (for both types) in 2019.
	January 2019	February 2019	March 2019	April 2019	May 2019	June 2019	July 2019	August 2019	September 2019	October 2019	November 2019	December 2019
ES8s produced for the period	1,791	654	1,356	1,508	935	434	436	460	288	139	78	63
ES8s delivered for the period	1,805	811	1,373	1,124	1,089	927	164	146	293	306	461	633
Cumulative ES8s delivered	13,153	13,964	15,337	16,461	17,550	18,477	18,641	18,787	19,080	19,386	19,847	20,480
We began making deliveries of our second volume manufactured vehicle, the five-seater ES6, to users on June 18, 2019. The table below sets forth certain operating data relating to the ES6 up to December 31, 2019.
	June 2019	July 2019	August 2019	September 2019	October 2019	November 2019	December 2019
ES6s produced for the period	658	1,066	2,336	2,190	1,880	1,407	2,292
ES6s delivered for the period	413	673	1,797	1,726	2,220	2,067	2,537
Cumulative ES6s delivered	413	1,086	2,883	4,609	6,829	8,896	11,433
In December 2019, we launched (i) the all-new ES8 with more than 180 product improvements, with delivery beginning in April 2020, and (ii) our third volume manufactured electric vehicle, the EC6, with delivery expected to begin in September 2020.
As of May 31, 2020, we had delivered a total of 42,342 vehicles, including the ES8 and the ES6, in 298 cities.
Cooperation Arrangements in Hefei
In February 2020, we entered into a collaboration framework agreement with the municipal government of Hefei, Anhui province, where our main manufacturing hub is located. In April and May 2020, for investments into NIO (Anhui) Holding Co., Ltd., or NIO Anhui, the legal entity of NIO China wholly owned by us pre-investment, we entered into an investment agreement, as amended and supplemented by a supplemental investment agreement (the “Hefei Investment Agreement”), and a shareholders agreement, as amended and supplemented by a supplemental shareholders agreement (the “Hefei Shareholders Agreement”) with Hefei City Construction and Investment Holding (Group) Co., Ltd., CMG-SDIC Capital Co., Ltd. and Anhui Provincial Emerging Industry Investment Co., Ltd., and, as applicable, their respective designated funds, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund and New Energy Automobile Fund. We refer to the Hefei Investment Agreement and the Hefei Shareholders Agreement collectively as the Hefei Agreements in this prospectus supplement. We refer to Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui High-tech Co. and New Energy Automobile Fund as the Hefei Strategic Investors in this prospectus supplement.
We will inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, valued at RMB17.77 billion in total, into NIO China. Further, we will invest RMB4.26 billion in cash into NIO China. The Hefei Strategic Investors will invest an aggregate of RMB7 billion in cash into NIO China. Jianheng New Energy Fund needs to complete its private equity fund registration in the PRC before paying the cash investment installments. To our knowledge, Jianheng New Energy Fund has submitted the registration documents on June 8, 2020. Upon the completion of the investments, we will hold 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors will collectively hold the remaining 24.115%. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.

For more information, see “Hefei Strategic Investors” included elsewhere in this prospectus supplement. For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report and (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020.
Governmental Subsidies Supporting NEV market in China
In recent years, the Chinese government issued multiple favorable policies encouraging purchase of new energy vehicles and electric vehicle charging infrastructure. Starting from 2015, the regulatory authorities have been providing subsidies to purchasers of new energy vehicles at a standard reviewed and updated on an annual basis. The current 2020 subsidy standard, effective from April 23, 2020, sets subsidies for 2 million vehicles as the upper limit of the annual subsidy scale, and provides that the national subsidy shall only apply to an NEV with the sale price under RMB300,000 or equipped with a battery swapping module. We believe the 2020 subsidy standard encourages purchases of new energy vehicles, especially our vehicles, as they are equipped with battery swapping modules.
From January 2016, the central finance department started to provide certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Certain local governments have also implemented incentive policies for the construction and operation of charging infrastructure. For example, operators of certain non-self-use charging infrastructure may be eligible for subsidies calculated based on electricity output. These incentives have and are expected to facilitate acceleration of development of public charging infrastructure, providing users with comfort in choosing electric vehicles with battery swapping modules.
Our Competitive Strengths
We are focusing on providing smart and connected premium electric vehicles as part of a user-centric mobility lifestyle and we believe the following strengths contribute to our success.
Pioneer in China’s premium smart EV market
We are strategically positioned in China’s premium smart EV market, an attractive market segment in which we currently face very limited competition. Our volume manufactured vehicles, the ES8, ES6 and EC6, are positioned at the intersection of China’s fastest growing SUV and premium segments. They boast best-in-class performance across multiple dimensions including top speed, acceleration, battery range and advanced ADAS and autonomous driving features, all of which clearly differentiate us from our competitors.
Furthermore, as the company with the first-to-market and only premium EV volume-manufactured domestically in China, we believe we have a multi-year lead time in terms of product delivery ahead of our domestic and international competitors in China’s premium EV segment. In addition, the ES8, ES6 and EC6 are more affordable than the EVs of other imported premium brands as a result of the absence of import and purchasing taxes, lower manufacturing costs, other tax benefits as well as national and local subsidies. As of May 31, 2020, we had delivered a total of 42,342 vehicles, including the ES8 and the ES6, in 298 cities.
Redefining EV experience with cutting-edge proprietary technology, visionary engineering and smart connectivity
We design EVs that feature cutting-edge proprietary technology and visionary engineering. Our ES8 is a six or seven-seater all-wheel-drive SUV equipped with our in-house developed, dual motor powertrain system, consisting of high-performance e-drive system, high energy density battery pack and highly effective battery management system. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. Our ES6 features a 4.7 second 0-100 km/h acceleration, NEDC range of up to 610 km with the 100-kilowatt-hour battery pack, and 33.9-meter braking distance from 100-0 km/h. The ES6 is also the first SUV featuring a combination of the permanent magnet motor and the induction motor, with a 97% energy conversion rate.

Our EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 square meter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Our technological leadership has also been demonstrated by our well-known EP9 supercar, one of the world’s fastest electric vehicles, which has set five world records to date.
We are a pioneer in smart connectivity, artificial intelligence, or AI, and enhanced Level 2 autonomous driving functionality. The ADAS system of ES8, ES6 and EC6 is built for advanced processing and learning capabilities. Our ES8, ES6 and EC6 are equipped with NIO Pilot, a comprehensive enhanced Level 2 ADAS system that will update with new features over time through high-speed FOTA updates. We have the ability to analyze large quantities of driving data to accelerate our autonomous driving technologies and algorithms.
In addition, we believe we have China’s most advanced in-car AI connected assistant, NOMI, which is capable of deep learning and benefits from our cloud computing network. NOMI is designed to be one of the most advanced AI systems in a production vehicle and through NOMI we aim to revolutionize the relationship between users and their vehicles. Through NOMI, users are able to use voice control to make phone calls, play music and control systems including navigation, opening and closing windows, climate control, controlling the seat massage function, operating in-car media, controlling the in-car camera (including taking pictures), among others, the mobility experience. NOMI learns users’ habits and interests through deep learning algorithms in order to meet their individual needs under different circumstances. We have built flexibility into our system which will allow for new functions and applications to be added through future software updates.
Revolutionary and comprehensive charging solutions
We provide our users with a comprehensive range of charging solutions, alleviating the most critical challenge to EV adoption. We aim to provide charging services in most major cities in China. Our innovative “Power Express,” is expected to provide users with 24-hour on-demand charging services including car pick-up and drop-off. We offer users an energy package where these services are accessible for a fixed monthly or yearly subscription fee. Our charging solutions include:
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“Power Home”—home chargers where practicable for users;

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“Power Swap”—battery swapping stations offering battery swapping service within minutes. As of May 31, 2020, we had 132 NIO Power Swap stations covering urban areas and expressways across 58 cities;

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Access to the nationwide charging network consisting of over 270,000 publicly accessible charging piles as of April 30, 2020. Our users can locate, navigate to and use these charging piles through our mobile application, NIO APP, and we are able to make use of these when providing our valet power express services;

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“Power Mobile”—charging trucks offering rapid charging for 100km range within 10 minutes. As of April 30, 2020, we had 386 NIO Power Mobile charging trucks; and

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“Power Charger”—reliable fast charging piles located in parking lots and other locations easily accessed by our users for them to locate, use and pay for through our NIO APP. As of April 30, 2020, we had approximately 315 NIO Power Charger piles in operation, covering 32 cities, and provided over 320,000 one-click power services.

Powered by NIO Cloud, real-time data synchronization of our charging and battery swapping network enables us to deploy and deliver charging services faster and more efficiently. In addition, centralized, diagnostics and remote management of batteries allows our users to enjoy better battery performance.
User enterprise advocating a unique and holistic mobility lifestyle
Our “One-click for Service” and “One-click for Power” solutions through a subscription model offer a wide variety of value-added services including 24-hour customer service, technical support advisors, valet charging, car pick-up/drop-off delivery as well as more traditional services such as repair and maintenance and courtesy car. We believe these service offerings provide one-touch convenience and create a seamless experience for our users throughout the vehicle lifecycle. We directly sell our vehicles to users, which we believe allows us to deliver a more consistent, differentiated and compelling user experience, compared to the traditional franchised distribution model used by our competitors in China. We believe that our online and offline direct sales model is more cost efficient by cutting out franchised distribution costs as well as lowering the number of physical locations required and also allows us to expand our sales network effectively and efficiently in China.
We are building an integrated online and offline community, creating, we believe, a unique and interactive mobility lifestyle where users can interact to provide an experience that goes beyond the car. Our mobile application, featuring moment sharing and an online fan shop, has become an active online community. As of April 30, 2020, our mobile application had over 1,260,000 registered users and over 115,000 daily active users, and over 1,460,000 pieces of merchandise had been sold on our mobile application. We believe that our NIO Houses and NIO Spaces will help to cultivate brand loyalty and promote user engagement, serving as an exclusive user club with multiple social functions. Furthermore, our annual NIO Day with new product launches increases our media exposure and attracts prospective users.
In addition, our tech savvy investors provide us with strategic support and long-term funding. For instance, we work with Baidu and Tencent on mapping and cloud services, respectively.
Strategic partnerships with global best-in-class technology and industrial leaders
Our position as a pioneer in our market has attracted global leaders across our supply chain, autonomous driving, infotainment and various value-added services, creating an extensive industry alliance network for us. Our key partners include Tencent, Baidu, Mobileye and CATL. We believe their expertise and know-how broaden our service offering and solidify our technological leadership. For example, we are closely collaborating with Mobileye to develop next generation autonomous driving technology to be used in our vehicles.
In addition, these leading suppliers and partners also allow us to manufacture and deliver our products with high quality standards. In particular, our alliance with JAC to manufacture our ES8, ES6 and EC6 provides us with flexibility, scalability and speed to market, cementing our first mover advantage in the China market, while product design, supply chain management and quality control are managed by us with our engineering team onsite.
In April 2020, we started our collaboration with the investors in connection with investment in NIO China. We believe the collaboration will provide us with substantial funds to support our business development, enhance our leadership in the products and technologies of smart electric vehicles and offer services exceeding users’ expectation. NIO China could enjoy a series of subsidies and support from the Hefei government, including rent subsidies, financial support and preferential tax treatment, if meeting certain performance criteria. Additionally, we believe the launch of NIO China headquarters in Hefei enables us to improve our operational efficiency and to sustain our growth and competitiveness in the long run.
Global talent pool, world-class management and well-established corporate governance
Our success is led by a visionary management team with a unique combination of internet and automotive experience with a start-up mindset. Our founder and Chairman, Mr. Bin Li, is an experienced entrepreneur in China with extensive expertise and a proven track record of creating innovative and disruptive business models in the mobility and internet space.
Our reputation has enabled us to recruit a global talent pool with specialists in China for user interface development and engineering tailored to Chinese users, in Silicon Valley for software and autonomous driving, and in Munich and the UK for vehicle design and engineering. Our global footprint echoes our premium proposition customized for Chinese consumers and delivers best-in-class standards in respective areas.
Our Strategies
We are pursuing the following strategies to achieve our mission:
Successfully launch future models timely to target a broader customer base and expand our product lineup
The successful launches of our future models are critical in capitalizing on our first mover advantage and capturing electric vehicle market opportunities in China. In addition, we are generally targeting to launch a new model every year for the near future. At the same time, we intend to launch mid-cycle facelifts on existing models more frequently than industry standards to meet latest user preferences and drive innovations.
Expand our infrastructure and service coverage nationwide to improve user experience
We intend to expand our users’ access to charging infrastructure nationwide and provide more convenient charging solutions to our users. We plan to offer real-time data on the availability of charging piles by uploading and synchronizing data from our own and third-party charging networks to our cloud. We plan to continue to build our service network mostly through authorized service centers across China and broaden the service coverage and further enhance user experience.
We plan to expand our distribution network by building more NIO Houses, NIO Spaces and delivery centers, supported by nationwide logistic network and regional warehousing facilities, in order to meet increasing demand from prospective buyers, particularly in non-tier-one cities. We plan to operate a total of over 200 NIO Spaces by the end of 2020.
Continue to focus on technological innovations
We intend to continue to attract talent from the world’s top universities, institutions, technology and automotive companies to expand our talent pool and help us drive technological innovation. Meanwhile, we aim to further advance our proprietary E-powertrain system to achieve better battery performance to increase the driving range and shorten the charging time for our cars. We are also developing our next generation of E-powertrain system with higher output EDS as well as higher capacity fast charging battery packs. In addition, we intend to leverage our cyber-security technology and FOTA platform to build seamless vehicle network and create a mobile living space featuring artificial intelligence and a next-generation digital cockpit and user interface.
Moreover, we plan to develop ADAS with more comprehensive active automated driving, driving support, and alerts and warnings features. We are aiming to launch a model equipped with Level 4 autonomous driving capabilities in the coming years. We intend to further enhance safety and technology features to drive customer satisfaction and interest, which in turn helps expand our market share.
Create more monetization opportunities during the lifetime ownership
We offer an innovative subscription service in the automotive industry consisting of a service package and an energy package to generate recurring revenues beyond the initial car purchase and promote user engagement. We expect to increase the user adoption of these packages by providing more convenient and user-centric services.
In addition, we plan to continue to focus on users’ lifetime engagement to create additional monetization opportunities in every aspect of car ownership, including financing, insurance, repair and maintenance, charging and infotainment. We also plan to establish and develop strategic partnerships with Tencent, JD.com and other technology leaders in our ecosystem to explore more value-added services empowered by big-data and our cloud architecture, such as “mailbox” service, or last mile express delivery service into the car trunk, and in-car entertainment.
Our Challenges
Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:
•
develop and manufacture additional vehicle models of sufficient quality and appeal to customers and on a large scale;

•
grow manufacturing in collaboration with partners;

•
manufacture, launch and sell electric vehicles meeting customer expectations;

•
provide convenient charging solutions to our customers;

•
satisfy the mandated safety standards relating to motor vehicles;

•
secure supply of raw materials or other components used in our vehicles;

•
secure sufficient reservations and sales of our vehicles;

•
control costs associated with our operations;

•
build our NIO brand; and

•
recruit, train and retain dedicated executive officers, key employees and qualified personnel.

Please see “Risk Factors” and other information included in the 2019 Annual Report and this prospectus supplement for a discussion of these and other risks and uncertainties that we face.
Corporate History and Structure
We were founded in November 2014, as NextCar Inc., and changed our name to NIO Inc. in July 2017. We conduct our operations through our subsidiaries in China, the United States, Germany and the United Kingdom.
In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd. and Beijing NIO Network Technology Co., Ltd., or our VIEs, and their shareholders, to conduct certain future operations in China. We expect Beijing NIO Network Technology Co., Ltd. or Beijing NIO, will focus on value-added telecommunications services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses.

The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIEs and their respective principal subsidiaries, as of the date of this prospectus supplement:

NIO Inc.
(Cayman)
100%
NIO Nextev Limited (Hong Kong)
NIO User Enterprise Limited (Hong Kong)
NIO Power Express Limited (Hong Kong)
XPT Limited (Hong Kong)
XPT INC. (United States)
NIO Performance Engineering Limited
NIO GmbH (Germany)
NIO USA, Inc. (United States)
NIO SPORT LIMITED (Hong Kong)
XPT Technology Limited (Hong Kong)
Offshore
Onshore
50.032%
24.674%
1.179%
NIO (Anhui) Holding Co., Ltd
NIO Co., Ltd.
Shanghai NIO Sales and Services Co., Ltd.
NIO Energy Investment (Hubei) Co., Ltd.
XPT (Jiangsu) Investment Co., Ltd.
Beijing NIO Network Technology Co., Ltd.
Shanghai Anbin Technology Co., Ltd.
Shanghai NIO Energy Technology Co., Ltd.
51%
Wuhan Energy Co., Ltd.
78.91%
XPT (Jiangsu) Automotive Technology Co., Ltd.
NIO Technology Co., Ltd.
XPT (Nanjing) E-Powertrain Technology Co., Ltd.
XPT (Nanjing) Energy Storage System Co., Ltd.
50%
XTRONICS (Nanjing) Automotoive Intelligent Technologies Co., Ltd.
Shanghai XPT Technology Limited
Shanghai NIO New Energy Automobile Co., Ltd.
Equity interest
Contractual arrangements

In May 2016, we entered into a manufacturing cooperation agreement with JAC, pursuant to which the JAC-NIO Cooperation Project (New Energy Vehicle) officially launched since the signing of the framework agreement. In April 2019 and March 2020, we entered into manufacturing cooperation agreements with JAC with regard to the manufacture of the ES6 and the EC6, respectively.
On September 12, 2018, our ADSs commenced trading on the New York Stock Exchange under the symbol “NIO.” Counting in the ADSs sold upon the exercise of the over-allotment option by our underwriters,

we raised from our initial public offering US$1,099.1 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us.
In February 2019, we issued $750 million aggregate principal amount of 4.50% convertible senior notes due 2024, or the 2024 Notes. In September 2019, we issued and sold convertible notes in an aggregate principal amount of US$200 million to an affiliate of Tencent Holdings Limited and Mr. Bin Li, our chairman of the board of directors and chief executive officers. In February and March 2020, we issued and sold convertible notes in an aggregate principal amount of US$435 million due 2021, or the 2021 Notes, to several unaffiliated Asia based investment funds.
Corporation Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.nio.com/.

THE OFFERING
Offering price
US$5.95 per ADS.
ADSs offered by us
72,000,000 ADSs (or 82,800,000 ADSs if the underwriters exercise the option to purchase additional ADSs in full).
The ADSs
Each ADS represents one Class A ordinary share. See “Description of American Depositary Shares” in the accompanying prospectus.
Depositary for the ADSs
Deutsche Bank Trust Company Americas.
Class A ordinary shares outstanding immediately after this offering
903,928,082 Class A ordinary shares (or 914,728,082 Class A ordinary shares if the option to purchase additional ADSs is exercised in full by the underwriters).
Option to purchase additional shares
We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 10,800,000 additional ADSs.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately US$412.5 million (or approximately US$474.7 million assuming the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us.
We expect to use the net proceeds from this offering mainly to fund our cash investments in NIO China, as well as other working capital needs. We expect NIO China will use the cash investments as follows: (i) approximately 30% on research and development of products, services and technology; (ii) approximately 15% on development of our manufacturing facilities and roll-out of our supply chain; (iii) approximately 40% on operation and development of our sales and service network; and (iv) the remaining for general business support purpose.
See “Use of Proceeds” for additional information.
Lock-up
We, our directors, executive officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
New York Stock Exchange symbol
NIO.
Payment and settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about June 15, 2020.
Depositary
Deutsche Bank Trust Company Americas.

RISK FACTORS
Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2019 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
Our business, financial condition and results of operations may be adversely affected by the COVID-19 outbreak.
Since the beginning of 2020, outbreaks of COVID-19 have resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China. In late January 2020, in response to intensifying efforts to contain the spread of the COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining and otherwise treating individuals in China who had contracted COVID-19, asking residents to remain at home and to avoid gathering in public, and other actions. While such restrictive measures in response to the COVID-19 outbreak have been gradually lifted, our business has been and could continue to be adversely impacted by the effects of the COVID-19 outbreak. We have a service center and vehicle delivery center in Wuhan and other major cities in China. Consequently, we are susceptible to factors adversely affecting one or more of these locations. Our results of operations have been and could continue to be adversely affected to the extent the COVID-19 outbreak or any other epidemic harms the Chinese economy in general. We have experienced and may continue to experience impacts to certain of our customers and/or suppliers as a result of the COVID-19 outbreak occurring in one or more of these locations, which have materially and adversely affected our business, financial condition, results of operations and cash flows. In addition, our operations have experienced and may continue to experience disruptions, such as temporary closure of our offices and/or those of our customers or suppliers and suspension of services, resulting in a reduction of vehicles manufactured and in turn fewer vehicles delivered, which have materially and adversely affected our business, financial condition, results of operations and cash flow. Further, to the extent the COVID-19 pandemic adversely affects our business and financial results, it has and may continue to have the effect of heightening many of the other risks, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
While the outbreak has been largely controlled in China, normal economic life throughout China was sharply curtailed and disruptions to normal operation of businesses in various areas, including the manufacturing and sales of vehicles in China. In addition, the ongoing global pandemic may adversely affect the supply chains, which in turn may materially and adversely affect our business and results of operations. Currently, there is no vaccine or specific anti-viral treatment for COVID-19. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions. As a result, the duration of such business disruption and the resulting financial and operational impact cannot be reasonably estimated at this time. Our business and financial performance have been adversely affected by the outbreak of COVID-19 since the beginning of 2020, and this is likely to continue throughout the current year, if not longer. The extent to which the COVID-19 outbreak may further impact our business and financial performance will depend on future developments, which are highly uncertain and largely beyond our control. Even if the economic impact of COVID-19 is gradually recovered, the outbreak will have a lingering, long-term effect on business activities and consumption behavior. There is no assurance that we will be able to adjust our business operations to adapt to these changes and the increasingly complex environment we operate in.
We are subject to risks related to the investment in NIO China.
In April and May 2020, we entered into the Hefei Agreements for investment in NIO China. Under the Hefei Agreements, the Hefei Strategic Investors will invest an aggregate of RMB7 billion in cash into NIO (Anhui) Holding Co., Ltd., or NIO Anhui, the legal entity of NIO China wholly owned by us pre-investment. We will inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, valued at RMB17.77 billion in total, into NIO China, and invest RMB4.26 billion in cash into NIO China. For more information, please see “Hefei Strategic Investors.” For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report and (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020.
NIO China will establish its headquarters in the Hefei Economic and Technological Development Area, or HETA, where our main manufacturing hub is located, for its business operations, research and development, sales and services, supply chain and manufacturing functions. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future.
The closing of the investment is subject to various closing conditions, including, among others, obtaining the necessary approvals related to state-owned investment by Anhui High-tech Co. and Jianheng New Energy Fund and obtaining the necessary internal approval by New Energy Automobile Fund. As of the date of this prospectus supplement, to our knowledge, each of Anhui High-tech Co. and Jianheng New Energy Fund has obtained the necessary approval, and New Energy Automobile Fund is in the process of obtaining its internal approval. If any of the closing conditions are not satisfied or waived and we fail to make the Asset Consideration and cash investments prior to the deadlines specified in the Hefei Investment Agreement, the Hefei Strategic Investors may terminate the Hefei Agreements and require us to (1) return their investment in NIO Anhui, (2) pay them investment income at a compound rate of 8.5% per annum accrued from the date of their investment and (3) compensate them for other losses.
Our collaboration with the Hefei Strategic Investors and HETA and our investment in NIO China are subject to a number of other risks, many of which are beyond our control. If any of the risks materializes, the business of NIO China and our business, results of operations and financial condition may be materially and adversely affected, which could adversely affect the price of our ADSs and the value of your investment. For example, the Hefei Strategic Investors may not make investments in NIO Anhui in full according to the payment schedules and other requirements in the Hefei Investment Agreement, or at all. Jianheng New Energy Fund needs to complete its private equity fund registration in the PRC before paying the cash investment installments. To our knowledge, Jianheng New Energy Fund has submitted the registration documents on June 8, 2020. Jianheng New Energy Fund may not make cash investments as scheduled in the event it does not complete the registration in time. On the other hand, we may not be able to perform our contractual obligations under the Hefei Agreements due to reasons beyond our control. As a result, we may be subject to liabilities and obligations under the Hefei Agreements and may not be able to achieve the expected benefits of the investment. We may need to obtain additional financing to fund our contractual obligations under the Hefei Agreements and such financing may not be available in the amounts or on terms acceptable to us, if at all.
In connection with this investment, NIO Anhui granted certain minority shareholders’ rights to the Hefei Strategic Investors, including, among others, the right of first refusal, co-sale right, preemptive right, anti-dilution right, redemption right, liquidation preference and conditional drag-along right. You would not enjoy these preferential rights or treatment through investing in our ADSs and the underlying ordinary shares. Exercise of these preferential rights by the Hefei Strategic Investors may also adversely affect your investment in our Company.
In particular, the Hefei Strategic Investors may require us to redeem the shares of NIO Anhui they hold under various circumstances, at a redemption price equal to the total amount of the investment price of the Hefei Strategic Investors plus an investment income calculated at a compound rate of 8.5% per annum if, including, among others, (i) NIO Anhui fails to complete a qualified initial public offering (which refers to an initial public offering approved, registered or filed with the China Securities Regulatory Commission, Shanghai Stock Exchange, Shenzhen Stock Exchange or other overseas securities issuance review agencies jointly approved by all shareholders of NIO Anhui, and NIO Anhui’s shares are issued and listed on the stock exchange market recognized by all shareholders of NIO Anhui) within sixty (60) months after NIO Anhui receives all investments in installment I from the Hefei Strategic Investors; (ii) NIO Anhui fails to submit an application for a qualified initial public offering within forty-eight (48) months after NIO Anhui receives all investments in installment I from the Hefei Strategic Investors; (iii) shareholders of our company require us or our controlling person to redeem shares of our company and result in a change of control of our company or NIO Anhui; (iv) we fail to inject the Asset Consideration into NIO Anhui within one year after the closing of the investments, due to willful misconduct or negligence, or we fail to inject capital into NIO Anhui before

March 31, 2021; or (v) vehicles sales of NIO Anhui fall below 20,000 units for two consecutive years after NIO Anhui obtains all investments from installment I from the Hefei Strategic Investors. If any of the triggering events of redemption occurs, we will need substantial capital to repurchase the shares of NIO Anhui held by the Hefei Strategic Investors. If we do not have adequate cash available or cannot obtain additional financing, or our use of cash is restricted by applicable law, regulations or agreements governing our current or future indebtedness, we may not be able to redeem shares of NIO Anhui when required under the Hefei Shareholders Agreement, which would constitute an event of default under the Hefei Shareholders Agreement and subject us to liabilities.
Before the reorganization of NIO Anhui prior to its potential qualified initial public offering, we and/or our designated third party also have the right to redeem half of the shares Jianheng New Energy Fund acquired through this investment, at a mutually agreed redemption price. Furthermore, from the execution date of the Hefei Shareholders Agreement to December 31, 2021, we or our designated affiliate have the right to subscribe for newly issued shares of NIO Anhui at the price of this investment for an aggregate of no more than US$600 million, while the Hefei Strategic Investors unconditionally and irrevocably waive their respective preemptive rights with regard to investment in such newly issued shares. We may not be able to redeem shares of NIO Anhui when our rights of redemption materialize and may not achieve the expected benefits provided in the Hefei Investment Agreement.
In addition, if the Hefei Strategic Investors exercise their conditional drag-along rights and require us to sell our shares in NIO Anhui together with them to a third-party purchaser, we may lose control in NIO Anhui, which will materially and adversely affect our operations in China. Moreover, before NIO Anhui completes its potential qualified initial public offering, without the prior written consent of the Hefei Strategic Investors, we may not directly or indirectly transfer, pledge or otherwise dispose of NIO Anhui’s shares to a third party that may result in our shareholding in NIO Anhui falling below 60%. Without the prior written consent of the Hefei Strategic Investors, we have the right to directly or indirectly transfer, pledge or otherwise dispose of no more than 15% of NIO Anhui’s shares.
Because we will inject the core businesses and assets into NIO Anhui, the Hefei Strategic Investors will have senior claims over the assets of NIO Anhui compared to NIO Anhui’s other shareholders (i.e. our other subsidiaries) when a liquidation event of NIO Anhui occurs. As a result, holders of our ADSs will be structurally subordinated to the Hefei Strategic Investors, which may negatively affect the value of the investment of ADS holders in our company. We may not have sufficient funding to repay our existing debts. Furthermore, the Hefei Strategic Investors will have voting rights with respect to various significant corporate matters of NIO Anhui and its consolidated entities, such as change in NIO Anhui’s corporate structure, change of its core business and amendment to its articles of association, which may significantly limit our ability to make certain major corporate decisions with regard to NIO Anhui. Any of the foregoing could materially adversely affect your investment in our ADSs.
In addition, we currently intend to use the net proceeds that we will receive from this offering primarily to fund our cash investments in NIO Anhui. If the transactions contemplated under the Hefei Agreements are not completed, we will need to use the proceeds originally allocated to investing in NIO Anhui for other purposes. We may allocate the proceeds differently than investors in this offering desire, and we may fail to maximize our return on these proceeds. The failure by our management to apply the offering proceeds effectively could have a material adverse effect on our business, results of operation and financial condition and cause the price of our ADS to decline.
The audit report included in our 2019 Annual Report is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.
Auditors of companies that are registered with the SEC and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the Public Company Accounting Oversight Board (United States), or PCAOB, and are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the relevant professional standards. Because our auditor is located in the People’s Republic of China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is not currently inspected by the PCAOB. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and the PCAOB will take to address the problem. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work papers and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States.
The PCAOB’s inspections of other firms outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB’s inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.
As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act (the “Kennedy Bill”). If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors.
The trading price of our ADSs has been volatile and has ranged from a low of US$1.19 to a high of US$10.64 between January 1, 2019 and March 31, 2020. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:
•
actual or anticipated fluctuations in our quarterly results of operations and cash flows;

•
changes in financial estimates by securities research analysts;

•
conditions in automotive markets;

•
changes in the operating performance or market valuations of other automotive companies;

•
announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•
addition or departure of key personnel;

•
fluctuations of exchange rates between RMB and the U.S. dollar;

•
litigation, government investigation or other legal or regulatory proceeding;

•
release of lock-up and other transfer restrictions on our ADSs, issuance of ADSs or ordinary shares upon conversion of the convertible notes we issued, or any ordinary shares or sales of additional ADSs;

•
any actual or alleged illegal acts of our shareholders or management;

•
any share repurchase program; and

•
general economic or political conditions in China or elsewhere in the world.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.
In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.
The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.
We have adopted a triple-class voting structure such that our ordinary shares consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights other than voting and conversion rights. Each holder of our Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares are automatically and immediately converted into the equal number of Class A ordinary shares.
As of the date of this prospectus supplement, Mr. Bin Li, our chairman and chief executive officer, together with his affiliates, beneficially own all of our issued Class C ordinary shares. The Tencent entities beneficially owned all of our issued Class B ordinary shares. Due to the disparate voting powers associated with our triple classes of ordinary shares, Mr. Li has considerable influence over important corporate matters. As of March 31, 2020, Mr. Li beneficially owned 47.0% of the aggregate voting power of our company through mobike Global Ltd. and Originalwish Limited, companies wholly owned by Mr. Li, and through NIO Users Limited, a holding company ultimately controlled by Mr. Li, whereas Tencent entities beneficially owned 21.1% of the aggregate voting power of our company through Mount Putuo Investment Limited, Image Frame Investment (HK) Limited and TPP Follow-on I Holding D Limited. Mr. Li has considerable influence over matters requiring shareholder approval, including electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit the ability of the holders of our Class A ordinary shares and ADSs to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transaction, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price. Moreover, Mr. Li may increase the concentration of his voting power and/or share ownership in the future, which may, among other consequences, decrease the liquidity in our ADSs.
The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. In addition, certain holders of our existing shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. Registration of these shares under the Securities Act of 1933, or the Securities Act, would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline.
Because we do not expect to pay dividends in the foreseeable future, the holders of our ADSs must rely on price appreciation of our ADSs for return on their investment.
We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return to ADS holders will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which ADS holders purchased the ADSs. Our ADS holders may not realize a return on their investment in our ADSs and they may even lose their entire investment in our ADSs.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.
A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) 75% or more of its gross income for such year consists of certain types of “passive” income; or (2) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Based on our current and expected income and assets (taking into account our current market capitalization), we do not believe that we were a PFIC for our taxable year ended December 31, 2019 and we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the nature and composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs, which may be volatile. The nature and composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets.
Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation”) holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Taxation.”
Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.
Our eleventh amended and restated memorandum and articles of association contain provisions that have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.
The capped call and zero-strike call transactions may affect the value of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, we entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions, or the Capped Call Option Counterparties. We entered into additional capped call transactions with the Capped Call Option Counterparties on February 15, 2019 and February 26, 2019, respectively. We used a portion of the net proceeds of the 2024 Notes to pay the cost of such transactions. The cap price of these capped call transactions is initially US$14.92 per ADS, representing a premium of approximately 100% to the closing price on the New York Stock Exchange, or NYSE, of our ADSs on January 30, 2019, which was US$7.46 per ADS, and is subject to adjustment under the terms of the capped call transactions. As part of establishing their initial hedges of the capped call transactions, the Capped Call Option Counterparties or their respective affiliates expect to trade the ADSs and/or enter into various derivative transactions with respect to our ADSs concurrently with, or shortly after, the pricing of the 2024 Notes. This activity could increase (or reduce the size of any decrease in) the market price of the ADSs or the 2024 Notes at that time. However, if any such capped call transactions fail to become effective, the Capped Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Capped Call Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes (and are likely to do so following any conversion of the 2024 Notes, if we exercise the relevant election under the capped call transactions, or repurchase of the 2024 Notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our ADSs.
On January 30, 2019, in connection with the pricing of the 2024 Notes, NIO also entered into privately negotiated zero-strike call option transactions with one or more of the initial purchasers or their respective affiliates, or the Zero-Strike Call Option Counterparties, and used a portion of the net proceeds of the 2024 Notes to pay the aggregate premium under such transactions. Pursuant to the zero-strike call option transactions, we purchased, in the aggregate, approximately 26.8 million ADSs, with delivery thereof (subject to adjustment) by the respective Zero-Strike Call Option Counterparties at settlement shortly after the scheduled maturity date of the 2024 Notes, subject to the ability of each Zero-Strike Call Option Counterparty to elect to settle all or a portion of the respective zero-strike option transaction early. Facilitating investors’ hedge positions by entering into the zero-strike call option transactions, particularly if investors purchase the ADSs on or around the day of the pricing of the 2024 Notes, could increase (or reduce the size of any decrease in) the market price of the ADSs. However, if any zero-strike call option transactions fail to become effective, the respective Zero-Strike Call Option Counterparties may unwind their hedge positions with respect to the ADSs, which could adversely affect the market price of the ADSs. In addition, the Zero-Strike Call Option Counterparties or their respective affiliates may modify their respective hedge positions by entering into or unwinding one or more derivative transactions with respect to the ADSs, the 2024 Notes or our other securities and/or by purchasing or selling the ADSs, the 2024 Notes or our other securities in secondary market transactions at any time, including following the pricing of the 2024 Notes and prior to the maturity of the 2024 Notes. This activity could also cause or avoid an increase or a decrease in the market price of the ADSs.
Our shareholders may face difficulties in protecting their interests, and ability to protect their rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our eleventh amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the NYSE corporate governance listing standards. However, the NYSE corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.
Pursuant to Sections 303A.01, 303A.04, 303A.05 and 303A.07 of the New York Stock Exchange Listed Company Manual, a company listed on the New York Stock Exchange must have a majority of independent directors, a nominating and corporate governance committee composed entirely of independent directors, a compensation committee composed entirely of independent directors and an audit committee with a minimum of three members. We currently follow our home country practice in lieu of these requirements. We may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.
It may be difficult for overseas regulators to conduct investigations or collect evidence within China.
Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If any of the holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands company and the majority of our assets are located outside of the United States. The most significant portion of our operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render them unable to enforce a judgment against our assets or the assets of our directors and officers.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and they may not be able to exercise their right to vote their Class A ordinary shares.
Holders of our ADSs will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. If we ask for instructions of ADS holders, then upon receipt of such voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for instructions of ADS holders, the depositary may still vote in accordance with instructions given by holders of ADSs, but it is not required to do so. ADS holders will not be able to directly exercise their right to vote with respect to the underlying shares unless they withdraw the shares. When a general meeting is convened, an ADS holder may not receive sufficient advance notice to withdraw the shares underlying his or her ADSs to allow such holder to vote with respect to any specific matter. If we ask for instructions of holders of ADSs, the depositary will notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to ADS holders. We have agreed to give the depositary at least 30 days’ prior notice of shareholders’ meetings. Nevertheless, we cannot assure you that ADS holders will receive the voting materials in time to ensure that ADS holders can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out ADS holders’ voting instructions. This means that an ADS holder may not be able to exercise the right to vote and may have no legal remedy if the shares underlying his or her ADSs are not voted as such holder requested.
The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying the ADSs if the holders of such ADSs do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect the interests of our ADS holders.
Under the deposit agreement for the ADSs, if any holder of the ADSs does not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying such ADSs at shareholders’ meetings unless:
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we have failed to timely provide the depositary with notice of meeting and related voting materials;

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we have instructed the depositary that we do not wish a discretionary proxy to be given;

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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

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the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if any such holder of the ADSs does not vote at shareholders’ meetings, such holder cannot prevent our Class A ordinary shares underlying such ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.
An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement.
Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and a holder of our ADSs, will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, there is uncertainty as to whether a court would enforce this exclusive jurisdiction provision. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.
The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude an ADS holder from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. Furthermore, if an ADS holder is unsuccessful in such arbitration, such holder may be responsible for the fees of the arbitrator and other costs incurred by the parties in connection with such arbitration pursuant to the deposit agreement. Also, we may amend or terminate the deposit agreement without the consent of any ADS holder. If an ADS holder continues to hold its ADSs after an amendment to the deposit agreement, such holder agrees to be bound by the deposit agreement as amended.
Our ADS holders may not receive dividends or other distributions on our Class A ordinary shares and the ADS holders may not receive any value for them, if it is illegal or impractical to make them available to the ADS holders.

The depositary of our ADSs has agreed to pay the ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of Class A ordinary shares the underlying ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, Class A ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that our ADS holders may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to the ADS holders. These restrictions may cause a material decline in the value of our ADSs.
Our ADS holders may experience dilution of their holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.
We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our ADSs (including upon conversion of the notes) could dilute the interests of our shareholders and ADS holders and adversely impact the market price of our ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares or ADSs could adversely affect the price of our ADS.
If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, the market price of our ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the applicable lock-up periods, the prevailing market price for our ADSs could be adversely affected.
In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances.

Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.
Our ADS holders may be subject to limitations on transfer of their ADSs.
Our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We incur increased costs as a result of being a public company.
As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.
In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material and adverse effect on our financial condition and results of operations.

HEFEI STRATEGIC INVESTORS
On April 29, 2020, we entered into an investment agreement and a shareholders agreement, or the initial agreements, for investments into NIO (Anhui) Holding Co., Ltd., or NIO Anhui, the legal entity of NIO China wholly owned by us pre-investment, with Hefei City Construction and Investment Holding (Group) Co., Ltd. (“Hefei Construction Co.”), CMG-SDIC Capital Co., Ltd. (“SDIC”) and Anhui Provincial Emerging Industry Investment Co., Ltd. (“Anhui High-tech Co.”).
Pursuant to the initial agreements, each investor may designate a fund managed by it or a third party, as applicable, to perform the investment obligations and assume other rights and obligations under the initial agreements. Accordingly, on May 30, 2020, we entered into respective supplemental agreements to the initial agreements with the investors and their respective designated funds, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund and New Energy Automobile Fund. Under the supplemental agreements, (i) Hefei Construction Co. designated Jianheng New Energy Fund to assume all of its rights and obligations under the initial agreements, (ii) SDIC designated Advanced Manufacturing Industry Investment Fund to assume all of its rights and obligations under the initial agreements, (iii) Anhui High-tech Co. designated New Energy Automobile Fund to perform a portion of its investment obligations under the investment agreement and assume the corresponding rights and obligations under the initial agreements, and (iv) Anhui High-tech Co. will continue to perform the remaining of its investment and other obligations not assigned to New Energy Automobile Fund and enjoy its rights under the initial agreements. On June 5, 2020, NIO Anhui updated its Industrial and Commercial Registration to reflect, among others, Jianheng New Energy Fund, Advanced Manufacturing Industry Investment Fund, Anhui High-tech Co. and New Energy Automobile Fund as NIO Anhui’s investors.
Under the Hefei Investment Agreement, the Hefei Strategic Investors will invest an aggregate of RMB7 billion in cash into NIO China. We will inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, into NIO China. The Asset Consideration is valued at RMB17.77 billion, as calculated based on 85% of the market value of our company (calculated based on our average ADS trading price over the thirty public trading days preceding April 21, 2020). Further, we will invest RMB4.26 billion in cash into NIO China. Upon the completion of the investments, we will hold 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors will collectively hold the remaining 24.115%.
Pursuant to the Hefei Investment Agreement, the Hefei Strategic Investors and we will each inject cash into NIO China in five installments:
•
Installment I:   RMB3.5 billion by the Hefei Strategic Investors and RMB1.278 billion by us, within five business days of the satisfaction of closing conditions set forth under the Hefei Investment Agreement and, with respect to Jianheng New Energy Fund, on or prior to June 30, 2020, with respect to Anhui High-tech Co. and New Energy Automobile Fund, no later than September 30, 2020;

•
Installment II:   RMB1.5 billion by the Jianheng New Energy Fund and RMB1.278 billion by us, on or prior to June 30, 2020;

•
Installment III:   RMB1 billion by the Jianheng New Energy Fund and RMB0.852 billion by us, on or prior to September 30, 2020;

•
Installment IV:   RMB0.5 billion by the Jianheng New Energy Fund and RMB0.426 billion by us, on or prior to December 31, 2020; and

•
Installment V:   RMB0.5 billion by the Jianheng New Energy Fund and RMB0.426 billion by us on or prior to March 31, 2021.

Jianheng New Energy Fund needs to complete its private equity fund registration in the PRC before paying the cash investment installments. To our knowledge, Jianheng New Energy Fund has submitted the registration documents on June 8, 2020. Moreover, the Asset Consideration will be injected into NIO China in several phases, with the last phase to be injected within one year of closing, subject to certain post-closing price adjustment mechanism.
NIO China will establish its headquarters in the Hefei Economic and Technological Development Area, or the HETA, where our main manufacturing hub is located, for its business operation, research and development, sales and services, supply chain and manufacturing functions. We will collaborate with the Hefei Strategic Investors and HETA to develop NIO China’s business and to support the accelerated development of the smart electric vehicle sectors in Hefei in the future. In addition, NIO Anhui could enjoy a series of subsidies and support from HETA, including rent subsidies, financial support and preferential tax treatment, when NIO Anhui meets certain performance criteria, such as targets for manufacturing capacity, procurement amount and vehicle sales.
Pursuant to the Hefei Shareholders Agreement, the Hefei Strategic Investors have certain minority shareholder rights, including, among others, the right of first refusal, co-sale right, preemptive right, anti-dilution right, redemption right, liquidation preference and conditional drag-along right. In particular, the following rights, among others, directly relate to obligations of Nio Inc.:
Redemption right.   The Hefei Strategic Investors may require us or our Hong Kong holding vehicles to redeem all or a portion of the shares of NIO Anhui held by the Hefei Strategic Investors at a redemption price of the total amount of the investment price equal to the Hefei Strategic Investors plus an investment income calculated at a compound rate of 8.5% per annum if, among others: (i) NIO Anhui fails to complete a qualified initial public offering within sixty (60) months after NIO Anhui receives all investments in installment I from the Hefei Strategic Investors; (ii) NIO Anhui fails to submit an application for a qualified initial public offering within forty-eight (48) months after NIO Anhui receives all investments in installment I from the Hefei Strategic Investors; (iii) shareholders of our company require us or our controlling person to redeem shares of our company and result in a change of control of our company or NIO Anhui; (iv) we fail to inject the Asset Consideration into NIO Anhui within one year after the closing of investments, due to willful misconduct or negligence, or we fail to inject capital into NIO Anhui before March 31, 2021; or (v) vehicle sales of NIO Anhui fall below 20,000 units for two consecutive years after NIO Anhui obtains all investmens in installment I from the Hefei Strategic Investors.
In addition, before the reorganization of NIO Anhui prior to its potential qualified initial public offering, we and/or our designated third party have the right to redeem half of the shares Jianheng New Energy Fund acquired through this investment, at a mutually agreed redemption price. A qualified initial public offering refers to an initial public offering approved, registered or filed with the China Securities Regulatory Commission, Shanghai Stock Exchange, Shenzhen Stock Exchange or other overseas securities issuance review agencies jointly approved by all shareholders of NIO Anhui, and NIO Anhui’s shares are issued and listed on the stock exchange market recognized by all shareholders of NIO Anhui. Furthermore, from the execution date of the Hefei Shareholders Agreement to December 31, 2021, we or our designated affiliate have the right to subscribe for newly issued shares of NIO Anhui at the price of this investment for an aggregate of no more than US$600 million, while the Hefei Strategic Investors unconditionally and irrevocably waive their respective preemptive right with regard to investment in such newly issued shares.
Share transfer restriction.   Before NIO Anhui completes its potential qualified initial public offering, without the prior written consent of the Hefei Strategic Investors, we may not directly or indirectly transfer, pledge or otherwise dispose of NIO Anhui’s shares to a third party that may result in our shareholding in NIO Anhui fall below 60%. Without the prior written consent of the Hefei Strategic Investors, we have the right to directly or indirectly transfer, pledge or otherwise dispose of no more than 15% of NIO Anhui’s shares.
For more details on the provisions of the Hefei Agreements, please refer to (i) exhibits 4.35 and 4.36 of the 2019 Annual Report and (ii) exhibits 99.1 and 99.2 of our current report on Form 6-K furnished with the Securities and Exchange Commission on June 9, 2020.

CERTAIN FINANCIAL DATA
The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019 and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included in our 2019 Annual Report, which is incorporated into the accompanying prospectus by reference. The following selected consolidated statements of comprehensive loss data for the year ended December 31, 2016, the selected consolidated balance sheet data as of December 31, 2016 and 2017, and the selected consolidated cash flow data for the year ended December 31, 2016 have been derived from our audited consolidated financial statements that are not included or incorporated by reference into this prospectus supplement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.
The consolidated statements of comprehensive loss data and cash flow data presented below for the three months ended March 31, 2019 and 2020 and the consolidated balance sheets data as of March 31, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 included in this prospectus supplement. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.
The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2019 and as of December 31, 2017, 2018 and 2019 and related notes, “Item 5. Operating and Financial Review and Prospects” in our 2019 Annual Report and our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 and related notes included in this prospectus supplement. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.
	For the Year Ended December 31,					For the Three Months Ended March 31,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Summary Consolidated Statements of Comprehensive Loss:
Revenues(1)
Vehicle sales	—	—	4,852,470	7,367,113	1,040,435	1,535,190	1,255,597	177,324
Other sales	—	—	98,701	457,791	64,652	95,971	116,355	16,432
Total revenues	—	—	4,951,171	7,824,904	1,105,087	1,631,161	1,371,952	193,756
Cost of sales:(2)
Vehicle sales	—	—	(4,930,135)	(8,096,035)	(1,143,379)	(1,645,189)	(1,348,749)	(190,480)
Other sales	—	—	(276,912)	(927,691)	(131,015)	(205,273)	(190,682)	(26,929)
Total cost of sales	—	—	(5,207,047)	(9,023,726)	(1,274,394)	(1,850,462)	(1,539,431)	(217,409)
Gross loss	—	—	(255,876)	(1,198,822)	(169,307)	(219,301)	(167,479)	(23,653)
Operating expenses:
Research and development(2)	(1,465,353)	(2,602,889)	(3,997,942)	(4,428,580)	(625,435)	(1,078,448)	(522,359)	(73,771)
Selling, general and administrative(2)	(1,137,187)	(2,350,707)	(5,341,790)	(5,451,787)	(769,939)	(1,319,937)	(848,346)	(119,809)
Other operating loss	—	—	—	—	—	—	(32,084)	(4,531)
Total operating expenses	(2,602,540)	(4,953,596)	(9,339,732)	(9,880,367)	(1,395,374)	(2,398,385)	(1,402,789)	(198,111)
Loss from operations	(2,602,540)	(4,953,596)	(9,595,608)	(11,079,189)	(1,564,681)	(2,617,686)	(1,570,268)	(221,764)
Interest income	27,556	18,970	133,384	160,279	22,636	62,738	17,649	2,493
Interest expenses	(55)	(18,084)	(123,643)	(370,536)	(52,330)	(68,118)	(110,496)	(15,605)

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
						(unaudited)	(unaudited)	(unaudited)
Shares of (losses)/income of equity investee	—	(5,375)	(9,722)	(64,478)	(9,106)	2,112	(14,015)	(1,979)
Investment income	2,670	3,498	—	—	—	—	—	—
Other income/(loss), net	3,429	(58,681)	(21,346)	66,160	9,344	(1,324)	(13,204)	(1,865)
Loss before income tax expenses	(2,568,940)	(5,013,268)	(9,616,935)	(11,287,764)	(1,594,137)	(2,622,278)	(1,690,334)	(238,720)
Income tax expenses	(4,314)	(7,906)	(22,044)	(7,888)	(1,114)	(1,341)	(1,474)	(208)
Net loss	(2,573,254)	(5,021,174)	(9,638,979)	(11,295,652)	(1,595,251)	(2,623,619)	(1,691,808)	(238,928)
Accretion on convertible redeemable preferred value	(981,233)	(2,576,935)	(13,667,291)	—	—	—	—	—
Accretion on redeemable non- controlling interests to redemption value	—	—	(63,297)	(126,590)	(17,878)	(31,214)	(31,561)	(4,457)
Net loss attributable to non-controlling interests	36,938	36,440	41,705	9,141	1,291	2,804	532	75
Net loss attributable to ordinary shareholders of NIO Inc.	(3,517,549)	(7,561,669)	(23,327,862)	(11,413,101)	(1,611,838)	(2,652,029)	(1,722,837)	(243,310)
Net loss	(2,573,254)	(5,021,174)	(9,638,979)	(11,295,652)	(1,595,251)	(2,623,619)	(1,691,808)	(238,928)
Other comprehensive income/ (loss)
Foreign currency translation adjustments, net of nil tax	55,493	(124,374)	(20,786)	(168,340)	(23,774)	(60,585)	(109,542)	(15,470)
Total other comprehensive income/ (loss)	55,493	(124,374)	(20,786)	(168,340)	(23,774)	(60,585)	(109,542)	(15,470)

Total comprehensive loss	(2,517,761)	(5,145,548)	(9,659,765)	(11,463,922)	(1,619,025)	(2,684,204)	(1,801,350)	(254,398)
Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(13,667,291)	—	—	—	—	—
Accretion on redeemable non- controlling interests to redemption value	—	—	(63,297)	(126,590)	(17,878)	(31,214)	(31,561)	(4,457)
Net loss attributable to non-controlling interests	36,938	36,440	41,705	9,141	1,291	2,804	532	75
Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,462,056)	(7,686,043)	(23,348,648)	(11,581,441)	(1,635,612)	(2,712,614)	(1,832,379)	(258,780)
Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	16,697,527	21,801,525	332,153,211	1,029,931,705	1,029,931,705	1,034,648,189	1,037,488,350	1,037,488,350
Net loss per share attributable to ordinary shareholders
Basic and diluted	(210.66)	(346.84)	(70.23)	(11.08)	(1.59)	(2.56)	(1.66)	(0.23)

Notes:
(1)
We began generating revenues in June 2018, when we began making deliveries and sales of the ES8. We currently generate revenues from vehicle sales and other sales.

(2)
Share-based compensation expenses were allocated in cost of sales and operating expenses as follows:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
						(unaudited)	(unaudited)	(unaudited)
Cost of Sales	—	—	9,289	9,763	1,379	1,475	908	128
Research and development expenses	14,484	23,210	109,124	82,680	11,677	32,281	7,939	1,121
Selling, general and administrative expenses	62,200	67,086	561,055	241,052	34,043	85,863	23,520	3,322
Total	76,684	90,296	679,468	333,495	47,099	119,619	32,367	4,571
The following table presents our summary consolidated balance sheet data as of the dates indicated.
	As of December 31,					As of March 31,
	2016	2017	2018	2019		2020
	RMB	RMB	RMB	RMB	US$	RMB	US$
	(in thousands, except for share data)
						(unaudited)	(unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	581,296	7,505,954	3,133,847	862,839	121,856	1,977,260	279,242
Restricted cash	—	10,606	57,012	82,507	11,652	25,846	3,650
Long-term restricted cash	15,335	14,293	33,528	44,523	6,288	45,114	6,371
Property, plant and equipment, net	833,004	1,911,013	4,853,157	5,533,064	781,418	5,263,752	743,384
Total assets	1,770,478	10,468,034	18,842,552	14,582,029	2,059,376	15,337,174	2,166,021
Total liabilities	825,264	2,402,028	10,692,210	19,403,841	2,740,346	21,896,397	3,092,361
Total mezzanine equity	4,861,574	19,657,786	1,329,197	1,455,787	205,596	1,487,348	210,054
Ordinary shares	52	60	1,809	1,827	258	1,832	259
Total shareholders’ (deficit)/equity	(3,916,360)	(11,591,780)	6,821,145	(6,277,599)	(886,566)	(8,046,571)	(1,136,394)
Total shares outstanding	17,773,459	23,850,343	1,050,799,032	1,064,472,660	1,064,472,660	1,067,598,995	1,067,598,995

The following table presents our summary consolidated cash flow data for the years indicated.
	For the Year Ended December 31,					For the Three Months Ended March 31,
	2016	2017	2018	2019		2019	2020
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
						(unaudited)	(unaudited)	(unaudited)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(2,201,564)	(4,574,719)	(7,911,768)	(8,721,706)	(1,231,740)	(4,015,056)	(1,372,974)	(193,902)
Net cash provided by/(used in) investing activities	117,843	(1,190,273)	(7,940,843)	3,382,069	477,639	1,855,488	(485,952)	(68,629)
Net cash provided by financing activities	2,292,704	12,867,334	11,603,092	3,094,953	437,091	4,039,576	2,920,353	412,433
Effects of exchange rate changes on cash, cash equivalents and restricted cash	40,539	(168,120)	(56,947)	10,166	1,436	(42,691)	(3,076)	(435)
Net increase/(decrease) in cash, cash equivalents and restricted cash	249,522	6,934,222	(4,306,466)	(2,234,518)	(315,574)	1,837,317	1,058,351	149,467
Cash and cash equivalents and restricted cash at the beginning of period	347,109	596,631	7,530,853	3,224,387	455,370	3,224,387	989,869	139,796
Cash and cash equivalents and restricted cash at the end of period	596,631	7,530,853	3,224,387	989,869	139,796	5,061,704	2,048,220	289,263
Impact of COVID-19 on Our Operations
The majority of our revenues are derived from sales of our vehicles in China. Our results of operations and financial condition in 2020 has been and will continue to be affected by the spread of COVID-19. The COVID-19 outbreak has impact on China’s auto industry in general and the production and delivery of vehicles of our company. The extent to which COVID-19 impacts our financial position, results of operations and cash flows in 2020 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the outbreak harms the Chinese economy in general.
In response to intensifying efforts to contain the spread of COVID-19, the Chinese government has taken a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having contracted COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China. We have taken a series of measures in response to the outbreak, including, among others, remote working arrangements for our employees. We have temporarily shut down some of our premises and facilities, and have followed and are continuing to follow all legal directions and safety guidelines with respect to our premises and facilities in operation. These measures could reduce the capacity and efficiency of our operations, which in turn could negatively affect our results of operations. We are working closely with JAC, the manufacturer of the ES8, ES6 and EC6, to resume productions and minimize the impact of COVID-19 on our manufacturing capabilities. In addition, we strive to expand our traffic channels, integrate our online and offline sales efforts and offer high-quality services to bring business and operation back to normal. We will pay close attention to the development of the COVID-19 outbreak, perform further assessment of its impact and take relevant measures to minimize the impact. As a result of the COVID-19 outbreak, the total number of vehicles we delivered in the first quarter of 2020 was 3,838, showing a decrease by 53.3% from 8,224 in the fourth quarter of 2019, and a decrease by 3.8% from 3,989 in the first quarter of 2019. We will continue to monitor and evaluate the financial impact to our financial condition, results of operations and cash flows for subsequent periods.
Results of Operations for First Quarter of 2020
Set forth below is a discussion of our unaudited statements of comprehensive loss data for the three months ended March 31, 2019 and 2020. The discussion of our audited financial information for the three years ended December 31, 2019 and as of December 31, 2017, 2018 and 2019 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2019 Annual Report, which is incorporated by reference into the accompanying prospectus.
Three months ended March 31, 2020 compared to three months ended March 31, 2019
Revenues
Our revenues decreased by 15.9% from RMB1,631.2 million for the three months ended March 31, 2019 to RMB1,372.0 million (US$193.8 million) for the three months ended March 31, 2020, primarily attributable to a higher portion of ES6 sold in the three months ended March 31, 2020, of which the selling price is lower than that of the ES8, which was the sole model sold in the three months ended March 31, 2019.
Cost of sales
Our cost of sales decreased by 16.8% from RMB1,850.5 million for the three months ended March 31, 2019 to RMB1,539.4 million (US$217.4 million) for the three months ended March 31, 2020, mainly due to a decrease in the number of vehicles manufactured and delivered during the COVID-19 outbreak in the three months ended March 31, 2020, and a decrease in direct parts, materials and manufacturing overhead and processing fee resulting therefrom.
Research and Development Expenses
Research and development expenses decreased by 51.6% from RMB1,078.4 million for the three months ended March 31, 2019 to RMB522.4 million (US$73.8 million) for the three months ended March 31, 2020, primarily due to (i) a 76.8% decrease in design and development expense, which decreased from RMB467.2 million for the three months ended March 31, 2019 to RMB108.5 million (US$15.3 million) for the three months ended March 31, 2020 primarily due to higher design and development expenses incurred before the launch of the ES6 and ES8 in 2019, as well as reduced design and development activities during the

COVID-19 outbreak in China in the three months ended March 31, 2020; and (ii) a 35.2% decrease in employee compensation for our research and development employees, which decreased from RMB527.6 million for the three months ended March 31, 2019 to RMB342.0 million (US$48.3 million) for the three months ended March 31, 2020 primarily due to decrease in the number of our research and development employees (including employees of our product and software development teams) attributable to our continuous cost control efforts.
Selling, General and Administrative Expenses
Selling, general and administrative expenses decreased by 35.7% from RMB1,319.9 million for the three months ended March 31, 2019 to RMB848.3 million (US$119.8 million) for the three months ended March 31, 2020, primarily due to (i) a 40.3% decrease in employee compensation, which decreased from RMB645.0 million for the three months ended March 31, 2019 to RMB384.9 million (US$54.4 million) for the three months ended March 31, 2020, due to a decrease in the number of our administrative employees attributable to our continuous cost control efforts; (ii) a 72.2% decrease in marketing and promotional expenses, which decreased from RMB159.9 million for the three months ended March 31, 2019 to RMB44.5 million (US$6.3 million) for the three months ended March 31, 2020, primarily due to a decrease in offline marketing and promotional activities during the COVID-19 outbreak in China.
Loss from Operations
As a result of the foregoing, we incurred a loss from operations of RMB1,570.3 million (US$221.8 million) for the three months ended March 31, 2020, as compared to a loss of RMB2,617.7 million for the three months ended March 31, 2019.
Interest Income
For the three months ended March 31, 2020, we recorded interest income of RMB17.6 million (US$2.5 million) as compared to RMB62.7 million for the three months ended March 31, 2019, primarily due to the interest income received on higher cash balances deposited with banks in the three months ended March 31, 2019.
Interest Expense
For the three months ended March 31, 2020, we recorded interest expense of RMB110.5 million (US$15.6 million), as compared to interest expense of RMB68.1 million for the three months ended March 31, 2019, primarily because the interest-bearing period of our long-term convertible notes issued in February 2019 was shorter in the three months ended March 31, 2019 than in the three months ended March 31, 2020.
Share of (Losses)/Income of Equity Investees
We recorded share of losses of equity investees of RMB14.0 million (US$2.0 million) for the three months ended March 31, 2020, as compared with share of income of equity investee of RMB2.1 million for the three months ended March 31, 2019, primarily because one of our loss-making equity investees received a one-off governmental subsidy in the beginning of 2019, and most of our equity investees were loss-making start-up companies.
Other Loss, Net
We recorded other loss of RMB13.2 million (US$1.9 million) for the three months ended March 31, 2020, as compared to other loss of RMB1.3 million for the three months ended March 31, 2019, primarily due to foreign exchange loss incurred in connection with the movements between the U.S. dollar and the Renminbi.
Income Tax Expense
For the three months ended March 31, 2020, our income tax expense was RMB1.5 million (US$0.2 million), which remained stable as compared to RMB1.3 million for the three months ended March 31, 2019.

Net Loss
As a result of the foregoing, we incurred a net loss of RMB1,691.8 million (US$238.9 million) for the three months ended March 31, 2020, as compared to a net loss of RMB2,623.6 million for the three months ended March 31, 2019.
Cash Flows and Working Capital
As of March 31, 2020, we had a total of RMB2,048.2 million (US$289.3 million) in cash and cash equivalents and restricted cash. As of March 31, 2020, 31.4% of our cash and cash equivalents and restricted cash were denominated in Renminbi and held in the PRC, and the other cash and cash equivalents and restricted cash were mainly denominated in U.S. dollars or Hong Kong dollars and held in the United States or Hong Kong. Our cash and cash equivalents consist primarily of cash on hand, time deposits and highly-liquid investments placed with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.
As of March 31, 2020, the total size of our bank facilities was RMB2,480.0 million (US$350.2 million), of which RMB1,017.9 million (US$143.8 million), RMB1,384.3 million (US$195.5million) and nil were utilized for borrowing, letters of credit and bankers’ acceptance, respectively. As of March 31, 2020, we had approximately US$1,016.6 million in total long-term borrowings outstanding, consisting primarily of convertible notes and our long-term bank debt.
Prior to this offering, our working capital and liquidity was not adequate for continuous operation in the 12 months from the date of this prospectus supplement. Our continuous operation depends on our capability to obtain sufficient external equity or debt financing. In April and May 2020, we entered into the Hefei Agreements for investments in NIO China. The Hefei Strategic Investors will invest an aggregate of RMB7 billion in cash into NIO Anhui. We will inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, valued at RMB17.77 billion in total, into NIO China, and invest RMB4.26 billion in cash into NIO China. For details on the cash investment installments, please see “Hefei Strategic Investors.” We believe that our current cash and cash equivalents, short-term investment, available banking facilities, anticipated cash receipts from sales of vehicles and provision of services and proceeds from the investments in NIO China by the Hefei Strategic Investors, will be sufficient to meet our anticipated working capital requirements and capital expenditures and we will be able to meet our payment obligations when liabilities fall due for the next 12 months from the date of this prospectus supplement. However, we may need to obtain additional financing to fund our contractual obligations under the Hefei Agreements and such financing may not be available in the amounts or on terms acceptable to us, if at all. See “Risk Factors — We are subject to risks related to the investment in NIO China.” We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional capital and finance funding, including this offering. The issuance and sale of additional equity, including this offering, would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations.

The following table sets forth a summary of our cash flows for the periods indicated.
	Three Months Ended March 31,
	2019	2020
	RMB	RMB	US$
	(in thousands, unaudited)
Summary of Consolidated Cash Flow Data:
Net cash used in operating activities	(4,015,056)	(1,372,974)	(193,902)
Net cash provided by/(used in) investing activities	1,855,488	(485,952)	(68,629)
Net cash provided by financing activities	4,039,576	2,920,353	412,433
Effects of exchange rate changes on, cash equivalents and restricted cash	(42,691)	(3,076)	(435)
Net increase in cash, cash equivalents and restricted cash	1,837,317	1,058,351	149,467
Cash, cash equivalents and restricted cash at beginning of the period	3,224,387	989,869	139,796
Cash, cash equivalents and restricted cash at end of the period	5,061,704	2,048,220	289,263
Net cash used in operating activities was RMB1,373.0 million (US$193.9 million) in the three months ended March 31, 2020, primarily attributable to a net loss of RMB1,691.8 million (US$238.9 million), adjusted for (i) non-cash items of RMB545.5 million (US$77.0 million), which primarily consisted of depreciation and amortization of RMB276.2 million (US$39.0 million), loss on disposal of property, plant and equipment of RMB41.1 million (US$5.8 million) and amortization of right-of-use assets of RMB122.6 million (US$17.3 million), (ii) a net decrease in operating assets and liabilities by RMB226.6 million (US$32.0 million), which was primarily attributable to a decrease in trade receivables of RMB136.1 million (US$19.2 million), a decrease in other non-current assets of RMB129.8 million (US$18.3 million), primarily consisting of long-term deposit and receivables of installment payments for battery, and an increase in prepayments and other current assets of RMB193.2 million (US$27.3 million), primarily consisting of deductible value-added tax input and deposits, which was partially offset by, among others, a decrease in accruals and other liabilities of RMB235.1 million (US$33.2 million), primarily consisting of payables for purchase of property and equipment, research and development expenses and marketing events, advance from customers and accrued expenses, and a decrease in lease liabilities of RMB47.2 million (US$6.7 million).
Net cash used in investing activities was RMB486.0 million (US$68.6 million) in the three months ended March 31, 2020, primarily attributable to (i) proceeds from sale of short-term investments of RMB131.0 million (US$18.5 million), and (ii) purchase of property, plant and equipment and intangible assets of RMB355.8 million (US$50.2 million), partially offset by (i) proceeds from disposal of property and equipment of RMB163.1 million (US$23.0 million), and (ii) purchases of short-term investments of RMB414.3 million (US$58.5 million).
Net cash provided by financing activities was RMB2,920.4 million (US$412.4 million) in the three months ended March 31, 2020, primarily attributable to (i) proceeds from issuance of convertible promissory note of RMB3,105.1 million (US$438.5 million), and (ii) the proceeds from borrowings of RMB237.4 million (US$33.5 million), partially offset by repayments of borrowings of RMB421.0 million (US$59.5 million).
Capital Expenditures
We made capital expenditures of RMB355.8 million (US$50.2 million) in the three months ended March 31, 2020. In the three months ended March 31, 2020, our capital expenditures were mainly used for the acquisition of property, plant and equipment and intangible assets which consisted primarily of mold and tooling, IT equipment, research and development equipment, leasehold improvements, consisting primarily of office space, NIO Houses and laboratory improvements as well as the roll-out of our power solutions. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of the securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately US$412.5 million (or approximately US$474.7 million assuming the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us.
We expect to use the net proceeds from this offering mainly to fund our cash investments in NIO China, as well as other working capital needs. We expect NIO China will use the cash investments as follows: (i) approximately 30% on research and development of products, services and technology; (ii) approximately 15% on development of our manufacturing facilities and roll-out of our supply chain; (iii) approximately 40% on operation and development of our sales and service network; and (iv) the remaining for general business support purpose. For information on our investment in NIO China, see “Hefei Strategic Investors” and “Risk Factors—Risks Related to Our Business and Industry—We are subject to risks related to the investment in NIO China.”
In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiaries and our VIEs and their subsidiaries, or to make additional capital contributions to our PRC subsidiaries.”
The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2020:
•
on an actual basis;

•
on a pro forma as adjusted basis to give effect to the issuance and sale by us of 72,000,000 Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement and the accompanying prospectus, resulting in estimated net proceeds of US$412.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the options to purchase additional ADSs.

The pro forma as adjusted information is illustrative only. You should read this table in conjunction with our consolidated financial statements and related notes included and “Item 5. Operating and Financial Review and Prospects” in our 2019 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of March 31, 2020
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands) (unaudited)
Current Assets
Cash and cash equivalents	1,977,260	279,242	4,912,089	693,719
Restricted cash	25,846	3,650	25,846	3,650
Short-term investments	394,255	55,679	394,255	55,679
Shareholders’ Deficit:
Class A ordinary shares	1,352	191	1,479	209
Class B ordinary shares	226	32	226	32
Class C ordinary shares	254	36	254	36
Treasury shares	—	—	—	—
Additional paid-in capital	40,298,197	5,691,193	43,219,799	6,103,802
Accumulated other comprehensive loss	(312,590)	(44,148)	(312,590)	(44,148)
Accumulated deficit	(48,040,565)	(6,784,624)	(48,041,344)	(6,784,734)
Total NIO Inc. Shareholders’ Deficit	(8,053,126)	(1,137,320)	(5,132,176)	(724,803)
Noncontrolling interests	6,555	926	6,555	926
Total Shareholders’ Deficit	(8,046,571)	(1,136,394)	(5,125,621)	(723,877)
Total Capitalization	638,934	90,234	3,559,884	502,751

PRINCIPAL SHAREHOLDERS
As of the date of this prospectus supplement, our authorized share capital consists of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 831,928,082 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025, of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 31, 2020, the most recent practicable date, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after March 31, 2020 by each of our directors, officers and principal shareholders, as well as the number of ordinary shares represented by ADSs to be issued by us in this offering for purpose of calculating beneficial ownership after the offering, assuming underwriters do not exercise their right to purchase additional ADSs from us.
	Ordinary Shares Beneficially Owned Prior to This Offering						Ordinary Shares Beneficially Owned After This Offering
	Class A ordinary shares beneficially owned	Class B ordinary shares beneficially owned	Class C ordinary shares beneficially owned	Total ordinary shares beneficially owned	% of beneficial ownership	% of aggregate voting power†	% of beneficial ownership	% of aggregate voting power†
Directors and Executive Officers**:
Bin Li(1)	6,189,253	—	148,500,000	154,689,253	13.8	47.0	13.0	45.7
Lihong Qin(2)	10,538,699	—	—	10,538,699	*	*	*	*
Feng Shen	*	—	—	*	*	*	*	*
Xin Zhou	*	—	—	*	*	*	*	*
Wei Feng	—	—	—	—	—	—	—	—
Ganesh V. Iyer(3)	*	—	—	*	*	*	*	*
Hai Wu(4)	—	—	—	—	—	—	—	—
Denny Ting Bun Lee(5)	*	—	—	*	*	*	*	*
James Gordon Mitchell(6)	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	19,621,947	—	148,500,000	168,121,947	15.0	46.6	14.1	46.2
Principal Shareholders:
Founder vehicles(7)	189,253	—	148,500,000	148,689,253	13.4	46.8	12.6	45.5
Tencent entities(8)	8,544,826	132,030,222	—	140,575,048	12.6	21.1	12.0	20.6
Baillie Gifford & Co(9)	101,370,431	—	—	101,370,431	9.1	4.0	8.6	3.9
Temasek Holdings (Private) Limited(10)	13,909,836	—	—	13,909,836	1.3	0.5	1.2	0.5

*
Less than 1% of our total outstanding shares.

**
Except where otherwise disclosed in the footnotes below, the business address of all the directors and executive officers is Building 16, 20 and 22, No. 56 AnTuo Road, Anting Town, Jiading District, Shanghai 201804, People’s Republic of China.

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

(1)
Represents (i) 6,000,000 Class A ordinary shares issuable to Mr. Bin Li upon exercise of options within 60 days after March 31, 2020, (ii) 72,234,928 Class C ordinary shares held by Originalwish Limited, a British Virgin Islands company wholly owned by Mr. Bin Li, (iii) 26,454,325 Class C ordinary shares held by mobike Global Ltd., a British Virgin Islands company wholly owned by Mr. Bin Li, and (iv) 189,253 Class A ordinary shares and 49,810,747 Class C ordinary shares held by NIO Users Limited, a holding company controlled by NIO Users Trust, which is under the control of Mr. Bin Li.

(2)
Represents (i) 38,700 Class A ordinary shares issuable to Mr. Lihong Qin upon exercise of options within 60 days after March 31, 2020 and (ii) 10,499,999 Class A ordinary shares held by DX Mix Limited, a holding company controlled by DX One Trust, which is under the control of Mr. Lihong Qin. The business address of Mr. Lihong Qin is Room 1401, No. 82, 1980 Nong, Luoxiu Road, Minhang District, Shanghai, People’s Republic of China.

(3)
The business address of Mr. Iyer is 3200 North First Street, San Jose, CA 95134.

(4)
The business address of Mr. Hai Wu is No. 53, Gaoyou Road, Xuhui District, Shanghai, People’s Republic of China.

(5)
The business address of Mr. Lee is No. 4 Dianthus Road, Yau Yat Chuen, Kowloon, Hong Kong.

(6)
The business address of Mr. Mitchell is Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.

(7)
Represents (i) 72,234,928 Class C ordinary shares held by Originalwish Limited, (ii) 26,454,325 Class C ordinary shares held by mobike Global Ltd., and (iii) 189,253 Class A ordinary shares and 49,810,747 Class C ordinary shares held by NIO Users Limited, which are collectively referred to in offering memorandum as Founder Vehicles. Each of Originalwish Limited and mobike Global Ltd. is a company incorporated in the British Virgin Islands and beneficially owned by Mr. Bin Li. NIO Users Limited is a holding company controlled by NIO Users Trust, which is under the control of Mr. Bin Li. The registered address of Originalwish Limited and mobike Global Ltd. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. The registered address of NIO Users Limited is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(8)
Based on the statement on Schedule 13G/A filed on February 10, 2020 jointly by (i) Mount Putuo Investment Limited, (ii) Image Frame Investment (HK) Limited and (iii) Tencent Holdings Limited, pursuant to which Mount Putuo Investment Limited holds 40,905,125 Class B ordinary shares, Image Frame Investment (HK) Limited holds 87,388,807 Class B ordinary shares, TPP Follow-on I Holding D Limited, an entity controlled by Tencent Holdings Limited, holds 3,736,290 Class B ordinary shares, and Huang River Investment Limited, a wholly-owned subsidiary of Tencent Holdings Limited, holds 5,390,749 ADSs representing 5,390,749 Class A ordinary shares, and 3,154,077 ADSs representing 3,154,077 Class A ordinary shares, issuable upon the full conversion of the US$30 million 2024 Notes held by Huang River Investment Limited based on a conversion rate of 105.1359 ADSs per US$1,000 principal amount of the 2024 Notes. Mount Putuo Investment Limited, Image Frame Investment (HK) Limited, TPP Follow-on I Holding D Limited and Huang River Investment Limited are collectively referred to in this prospectus supplement as the Tencent entities. Mount Putuo Investment Limited is a company incorporated in the British Virgin Islands, Image Frame Investment (HK) Limited is a company incorporated in Hong Kong, and TPP Follow-on I Holding D Limited is a company incorporated in the Cayman Islands. The sole member of Image Frame Investment (HK) Limited is Tencent Holdings Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited. The registered address of Mount Putuo Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Image Frame Investment (HK) Limited is 29/F Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The registered address of TPP Follow-on I Holding D Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The number of Class A ordinary shares beneficially owned by the Tencent entities immediately after this offering also includes 1,680,672 Class A ordinary shares represented by 1,680,672 ADSs, which Huang River Investment Limited has subscribed for and has been allocated in this offering at the offering price and on the same terms as the other ADSs being offered, representing approximately 2.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

(9)
Based on the statement on Schedule 13G/A filed on January 17, 2020 by Baillie Gifford & Co., Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries own 101,370,431 ADSs representing 101,370,431 Class A ordinary shares. The registered address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(10)
Based on the statement on Schedule 13G filed on January 14, 2020 jointly by (i) Temasek Holdings (Private) Limited, or Temasek Holdings, (ii) Tembusu Capital Pte. Ltd., or Tembusu, (iii) Thomson Capital Pte. Ltd., or Thomson, and (iv) Anderson Investments Pte. Ltd., or Anderson, Anderson holds 13,909,836 Class A ordinary shares in the form of ADS. Anderson is wholly-owned by Thomson, which in turn is wholly-owned by Tembusu. Tembusu is wholly-owned by Temasek Holdings.

DIVIDEND POLICY
The payment of dividends is at the discretion of our board of directors, subject to our eleventh amended and restated memorandum and articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or the share premium account, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
We are a holding company incorporated in the Cayman Islands. We may rely on dividends paid by our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and China International Capital Corporation Hong Kong Securities Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:
Name	Number of ADSs
Morgan Stanley & Co. LLC	32,400,000
Credit Suisse Securities (USA) LLC	21,600,000
China International Capital Corporation Hong Kong Securities Limited	18,000,000
Total:	72,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions, such as lack of material adverse change, or any development involving a prospective material adverse change, in the business, financial condition and results of operations of the Company. The underwriters are obligated, severally but not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.
The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.
Tencent, our existing shareholder, has subscribed for, and have been allocated, an aggregate of 1,680,672 ADSs in this offering, at the offering price and on the same terms as the other ADSs being offered, representing approximately 2.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 10,800,000 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.
The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 10,800,000 ADSs.
Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$ 5.95	US$428,400,000	US$492,660,000
Underwriting discounts and commissions to be paid by us	US$0.20825	US$ 14,994,000	US$ 17,243,100
Proceeds, before expenses, to us	US$5.74175	US$413,406,000	US$475,416,900
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$2.0 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$0.1 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.
Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC. Therefore, to the extent China International Capital Corporation Hong Kong Securities Limited intends to make any offers or sales of ADSs in the United States, it will do so only through one or more SEC-registered broker-dealers in compliance with the applicable securities laws and regulations.
The underwriters have agreed to reimburse us for expenses incurred in connection with this offering in an amount of up to US$1,071,000. The underwriters have agreed to reimburse us for up to an additional US$160,650 of expenses in connection with the sale of any additional ADSs to the underwriters upon exercise of the underwriters’ option to purchase such additional ADSs.
The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036, United States of America. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue New York, NY 10010, United States. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.
Our ADSs are listed on the New York Stock Exchange under the trading symbol “NIO.”
We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement, or the restricted period:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of our Class A ordinary shares or ADSs or such other securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph do not apply to:
•
the sale of our Class A ordinary shares or ADSs to the underwriters; or

•
the issuance by the Company of our Class A ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our Class A ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of our Class A ordinary shares or ADSs during the restricted period and (ii) no public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of us regarding the establishment of such plan.

Our directors, executive officers and certain existing shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the restricted period:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of,

•
directly or indirectly, any of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of our Class A ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any of our Class A ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs.
The restrictions described in the immediately preceding paragraph do not apply to:
•
transactions relating to our Class A ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; provided that no filing under the Exchange Act or other public announcement is required or voluntarily made in connection with subsequent sales of our Class A ordinary shares or ADSs or other securities acquired in such open market transactions;

•
transfers of our Class A ordinary shares or ADSs or any security convertible into our Class A ordinary shares or ADSs as a bona fide gift;

•
transfers or distributions of our Class A ordinary shares or ADSs or any security convertible into our Class A ordinary shares or ADSs to affiliates, limited partners or shareholders of the such person;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our Class A ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of our Class A ordinary shares or ADSs during the restricted period and (ii) no public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of us regarding the establishment of such plan; or

•
transactions by operation of law, including pursuant to an order of a court (including a domestic order or a negotiated divorce settlement) or regulatory agency, provided that no public announcement shall be required or made voluntarily during the restricted period in connection with such transaction.

The representatives, in their sole discretion, may release our Class A ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs pursuant to Regulation M of the Securities Act of 1933. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs. The underwriters may also sell ADSs in excess of the option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time. If the representatives of the underwriters purchase the ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
This prospectus supplement and the accompanying prospectus in electric format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
Dubai International Financial Center
This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
France
Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Germany
This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.
Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.
Hong Kong
The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Israel
This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus supplement.
Italy
The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus supplement or any other documents relating to the ADSs may not be distributed in Italy except:
•
to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended, or Regulation No. 16190, pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended, or Regulation No. 11971; or

•
in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or any other documents relating to the ADSs in the Republic of Italy must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•
in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•
in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.
Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.
Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.
Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
PRC
This prospectus supplement has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar
The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar, or Qatar, in a manner that would constitute a public offering. This prospectus supplement has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus supplement is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore, or the MAS. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:
(1)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law;

(4)
as specified in Section 276(7) of the SFA; or

(5)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under Section 309B(1)(c) of the SFA:   We have determined that the ADSs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.
Taiwan
The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.
United Arab Emirates (Excluding the Dubai International Financial Center)
The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.
The information contained in this prospectus supplement does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

TAXATION
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over, and overall management of, the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Risk Factors—Risks Related to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”
United States Federal Income Taxation
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
•
banks and other financial institutions;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
traders that elect to use a mark-to-market method of accounting;

•
certain former U.S. citizens or long-term residents;

•
tax-exempt entities (including private foundations);

•
holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•
investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•
investors that have a functional currency other than the U.S. dollar;

•
investors required to accelerate the recognition of any item of gross income with respect to ADSs or Class A ordinary shares “as a result of such income being recognized on an applicable financial statement”;

•
persons that actually or constructively own 10% or more of our stock (by vote or value); or

•
partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based upon our current income and assets, we do not expect to be a PFIC for the current taxable year ended December 31, 2019 or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 % of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
•
the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•
the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•
the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus.
This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.
We incorporate by reference the documents listed below in this prospectus supplement:
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Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on May 14, 2020;

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Our current report on Form 6-K furnished on June 9, 2020;

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The description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•
With respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Shanghai, 201804, People’s Republic of China
Tel: (86 21) 21 6908 2018
Attention: Investor Relations Department

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	As of December 31,	As of March 31,
	2019	2020	2020
	RMB	RMB	US$ Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	862,839	1,977,260	279,242
Restricted cash	82,507	25,846	3,650
Short-term investment	111,000	394,255	55,679
Trade receivable	1,352,093	1,293,950	182,741
Amounts due from related parties	50,783	51,224	7,234
Inventory	889,528	955,080	134,883
Prepayments and other current assets	1,579,258	1,784,113	251,965
Expected credit loss provision – current	—	(112,660)	(15,911)
Total current assets	4,928,008	6,369,068	899,483
Non-current assets:
Long-term restricted cash	44,523	45,114	6,371
Property, plant and equipment, net	5,533,064	5,263,752	743,384
Intangible assets, net	1,522	1,325	187
Land use rights, net	208,815	207,603	29,319
Long-term investments	115,325	111,310	15,720
Right-of-use assets – operating lease	1,997,672	1,788,389	252,569
Other non-current assets	1,753,100	1,576,101	222,588
Expected credit loss provision–non-current	—	(25,488)	(3,600)
Total non-current assets	9,654,021	8,968,106	1,266,538
Total assets	14,582,029	15,337,174	2,166,021
LIABILITIES
Current liabilities:
Short-term borrowings	885,620	3,870,342	546,597
Trade payable	3,111,699	3,132,301	442,365
Amounts due to related parties	309,729	379,799	53,638
Taxes payable	43,986	27,016	3,815
Current portion of operating lease liabilities	608,747	698,719	98,678
Current portion of long-term borrowings	322,436	431,436	60,930
Accruals and other liabilities	4,216,641	3,574,615	504,832
Total current liabilities	9,498,858	12,114,228	1,710,855
Non-current liabilities:
Long-term borrowings	7,154,798	7,198,157	1,016,574
Non-current operating lease liabilities	1,598,372	1,365,135	192,794
Other non-current liabilities	1,151,813	1,218,877	172,138
Total non-current liabilities	9,904,983	9,782,169	1,381,506
Total liabilities	19,403,841	21,896,397	3,092,361
Commitments and contingencies (Note 26)
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(All amounts in thousands, except for share and per share data)
	As of December 31,	As of March 31,
	2019	2020	2020
	RMB	RMB	US$ Note 2(e)
MEZZANINE EQUITY
Redeemable non-controlling interests	1,455,787	1,487,348	210,054
Total mezzanine equity	1,455,787	1,487,348	210,054
SHAREHOLDERS’ DEFICIT
Class A Ordinary Shares (US$0.00025 par value; 2,500,000,000 and 2,500,000,000 shares authorized; 786,937,655 and 789,895,567 shares issued; 783,942,438 and 787,068,773 shares outstanding as of December 31, 2019 and March 31, 2020, respectively)	1,347	1,352	191
Class B Ordinary Shares (US$0.00025 par value; 132,030,222 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020)	226	226	32
Class C Ordinary Shares (US$0.00025 par value; 148,500,000 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020)	254	254	36
Less: Treasury shares (2,995,217 and 2,826,794 shares as of December 31, 2019 and March 31, 2020, respectively)	—	—	—
Additional paid in capital	40,227,856	40,298,197	5,691,193
Accumulated other comprehensive loss	(203,048)	(312,590)	(44,148)
Accumulated deficit	(46,326,321)	(48,040,565)	(6,784,624)
Total NIO Inc. shareholders’ deficit	(6,299,686)	(8,053,126)	(1,137,320)
Non-controlling interests	22,087	6,555	926
Total shareholders’ deficit	(6,277,599)	(8,046,571)	(1,136,394)
Total liabilities, mezzanine equity and shareholders’ deficit	14,582,029	15,337,174	2,166,021
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(All amounts in thousands, except for share and per share data)
	Three Months Ended March 31,
	2019	2020	2020
	RMB	RMB	US$ Note 2(e)
Revenue:
Vehicle sales	1,535,190	1,255,597	177,324
Other sales	95,971	116,355	16,432
Total revenues	1,631,161	1,371,952	193,756
Cost of sales:
Vehicle sales	(1,645,189)	(1,348,749)	(190,480)
Other sales	(205,273)	(190,682)	(26,929)
Total cost of sales	(1,850,462)	(1,539,431)	(217,409)
Gross loss	(219,301)	(167,479)	(23,653)
Operating expenses:
Research and development	(1,078,448)	(522,359)	(73,771)
Selling, general and administrative	(1,319,937)	(848,346)	(119,809)
Other operating loss	—	(32,084)	(4,531)
Total operating expenses	(2,398,385)	(1,402,789)	(198,111)
Loss from operations	(2,617,686)	(1,570,268)	(221,764)
Interest income	62,738	17,649	2,493
Interest expenses	(68,118)	(110,496)	(15,605)
Share of income/(losses) of equity investee, net of tax	2,112	(14,015)	(1,979)
Other loss, net	(1,324)	(13,204)	(1,865)
Loss before income tax expense	(2,622,278)	(1,690,334)	(238,720)
Income tax expense	(1,341)	(1,474)	(208)
Net loss	(2,623,619)	(1,691,808)	(238,928)
Accretion on redeemable non-controlling interests to redemption value	(31,214)	(31,561)	(4,457)
Net loss attributable to non-controlling interests	2,804	532	75
Net loss attributable to ordinary shareholders of NIO Inc.	(2,652,029)	(1,722,837)	(243,310)
Net loss	(2,623,619)	(1,691,808)	(238,928)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	(60,585)	(109,542)	(15,470)
Total other comprehensive loss	(60,585)	(109,542)	(15,470)
Total comprehensive loss	(2,684,204)	(1,801,350)	(254,398)
Accretion on redeemable non-controlling interests to redemption value	(31,214)	(31,561)	(4,457)
Net loss attributable to non-controlling interests	2,804	532	75
Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(2,712,614)	(1,832,379)	(258,780)
Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	1,034,648,189	1,037,488,350	1,037,488,350
Net loss per share attributable to ordinary shareholders
Basic and diluted	(2.56)	(1.66)	(0.23)
Weighted average number of ADS used in computing net loss per ADS
Basic and diluted	1,034,648,189	1,037,488,350	1,037,488,350
Net loss per ADS attributable to ordinary shareholders
Basic and diluted	(2.56)	(1.66)	(0.23)
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT)
(All amounts in thousands, except for share and per share data)
	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit	Non- Controlling Interests	Total Equity
	Shares	Par value	Shares	Amount
Balance as of December 31, 2018	1,057,731,012	1,809	(6,931,980)	(9,186)	41,918,936	(34,708)	(35,039,810)	6,837,041	(15,896)	6,821,145
Accretion on redeemable non-controlling interests to redemption value	—	—	—	—	—	—	(31,214)	(31,214)	—	(31,214)
Purchase of capped call options and zero-strike call options in connection with issuance of convertible senior notes	—	—	—	—	(1,939,567)	—	—	(1,939,567)	—	(1,939,567)
Exercise of share options	4,870,815	8	448,010	—	6,178	—	—	6,186	—	6,186
Vesting of restricted shares	—	—	—	—	904	—	—	904	—	904
Vesting of share options	—	—	138,666	—	118,715	—	—	118,715	—	118,715
Cancellation of restricted shares	(2,153,358)	(4)	2,153,358	9,186	(9,186)	—	—	(4)	—	(4)
Capital injection by non-controlling interests	—	—	—	—	—	—	—	—	47,124	47,124
Foreign currency translation adjustment	—	—	—	—	—	(60,585)	—	(60,585)	—	(60,585)
Net loss	—	—	—	—	—	—	(2,620,815)	(2,620,815)	(2,804)	(2,623,619)
Balance as of March 31, 2019	1,060,448,469	1,813	(4,191,946)	—	40,095,980	(95,293)	(37,691,839)	2,310,661	28,424	2,339,085
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT) (Continued)
(All amounts in thousands, except for share and per share data)
	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ (Deficit)/Equity	Non- Controlling Interests	Total Equity
	Shares	Par value	Shares	Amount
Balance as of December 31, 2019	1,067,467,877	1,827	(2,995,217)	—	40,227,856	(203,048)	(46,326,321)	(6,299,686)	22,087	(6,277,599)
Cumulative effect of adoption of new accounting standard (Note 2(i))	—	—	—	—	—	—	(22,968)	(22,968)	—	(22,968)
Accretion on redeemable non-controlling interests to redemption value	—	—	—	—	(31,561)	—	—	(31,561)	—	(31,561)
Issuance of restricted share units	—	—	—	—	54,512	—	—	54,512	—	54,512
Exercise of share options	2,970,428	5	—	—	15,023	—	—	15,028	—	15,028
Vesting of restricted shares	—	—	155,907	—	368	—	—	368	—	368
Vesting of share options	—	—	—	—	31,999	—	—	31,999	—	31,999
Cancellation of restricted shares	(12,516)	0	12,516	—	—	—	—	—	—	—
Capital withdrawal by non-controlling interests	—	—	—	—	—	—	—	—	(15,000)	(15,000)
Foreign currency translation adjustment	—	—	—	—	—	(109,542)	—	(109,542)	—	(109,542)
Net loss	—	—	—	—	—	—	(1,691,276)	(1,691,276)	(532)	(1,691,808)
Balance as of March 31, 2020	1,070,425,789	1,832	(2,826,794)	—	40,298,197	(312,590)	(48,040,565)	(8,053,126)	6,555	(8,046,571)
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands, except for share and per share data)
	Three Months Ended March 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,623,619)	(1,691,808)	(238,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	177,931	276,188	39,005
Expected credit loss expense	—	15,787	2,229
Impairment on other assets	—	23,198	3,276
Foreign exchange loss	5,483	20,233	2,857
Share-based compensation expenses	119,618	32,367	4,571
Share of (profit)/losses of equity investees, net of tax	(2,112)	14,015	1,979
Loss on disposal of property, plant and equipment	460	41,131	5,809
Amortization of right-of-use assets	110,935	122,559	17,308
Changes in operating assets and liabilities:
Prepayments and other current assets	(197,279)	(193,181)	(27,282)
Inventory	324,810	(68,701)	(9,702)
Other non-current assets	(19,752)	129,759	18,326
Operating lease liabilities	(62,516)	(47,216)	(6,668)
Taxes payable	(13,314)	(16,808)	(2,374)
Trade receivable	(264,914)	136,138	19,226
Trade payable	(1,176,931)	(59,300)	(8,375)
Long-term receivables	(183,365)	36,857	5,205
Non-current deferred revenue	1,224	40,891	5,775
Accruals and other liabilities	(268,584)	(235,055)	(33,196)
Other non-current liabilities	56,869	49,972	7,057
Net cash used in operating activities	(4,015,056)	(1,372,974)	(193,902)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and intangible assets	(800,215)	(355,769)	(50,244)
Purchases of short-term investments	(1,082,335)	(414,255)	(58,504)
Proceeds from sale of short-term investments	3,742,038	131,000	18,501
Acquisitions of equity investees	(4,000)	(10,000)	(1,412)
Proceeds from disposal of property and equipment	—	163,072	23,030
Net cash used in investing activities	1,855,488	(485,952)	(68,629)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	6,186	15,028	2,122
Principal payments on finance lease	(7,980)	(9,106)	(1,286)
Capital withdrawal by non-controlling interests	—	(7,016)	(991)
Proceeds from issuance of convertible promissory note	3,002,744	3,105,127	438,528
Proceeds from borrowings	1,096,139	237,353	33,521
Repayments of borrowings	(57,513)	(421,033)	(59,461)
Net cash provided by financing activities	4,039,576	2,920,353	412,433
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(42,691)	(3,076)	(435)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,837,317	1,058,351	149,467
Cash, cash equivalents and restricted cash at beginning of the period	3,224,387	989,869	139,796
Cash, cash equivalents and restricted cash at end of the period	5,061,704	2,048,220	289,263
NON-CASH INVESTING AND FINANCING ACTIVITIES
Accruals related to purchase of property and equipment	832,503	993,873	140,362
Issuance of restricted share units	—	54,512	7,699
Supplemental Disclosure
Interest paid	65,886	180,058	25,429
Income taxes paid	1,341	10,038	1,418
The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
1. Organization and Nature of Operations
NIO Inc. (“NIO”, or “the Company”) was incorporated under the laws of the Cayman Islands in November, 2014, as an exempted company with limited liability. The Company was formerly known as NextCar Inc.. It changed its name to NextEV Inc. in December, 2014, and then changed to NIO Inc. in July, 2017. The Company, its subsidiaries and consolidated variable interest entities (“VIEs”) are collectively referred to as the “Group”.
The Group designs and develops high-performance fully electric vehicles. It launched the first volume manufactured electric vehicle, the ES8, to the public in December 2017. The Group jointly manufactures its vehicles through strategic collaboration with other Chinese vehicle manufacturers. The Group also offers Energy and Service packages to its users. As of December 31, 2019 and March 31, 2020, its primary operations are conducted in the People’s Republic of China (“PRC”). The Group began to sell its first vehicles in June 2018. As of March 31, 2020, the Company’s principal subsidiaries and VIEs are as follows:
Subsidiaries	Equity interest held	Place and Date of incorporation or date of acquisition	Principal activities
NIO NextEV Limited (“NIO HK”) (formerly known as NextEV Limited)	100%	Hong Kong, February 2015	Investment holding
NIO GmbH (formerly known as NextEV GmbH)	100%	Germany, May 2015	Design and technology development
NIO Co., Ltd. (“NIO SH”) (formerly known as NextEV Co., Ltd.)	100%	Shanghai, PRC, May 2015	Headquarter and technology development
NIO USA, Inc. (“NIO US”) (formerly known as NextEV USA, Inc.)	100%	United States, November 2015	Technology development
XPT Limited (“XPT”)	100%	Hong Kong, December 2015	Investment holding
NIO Performance Engineering Limited (“NPE”)	100%	United Kingdom, July 2019	Marketing and technology development
NIO Sport Limited (“NIO Sport”) (formerly known as NextEV NIO Sport Limited)	100%	Hong Kong, April 2016	Racing management
XPT Technology Limited (“XPT Technology”)	100%	Hong Kong, April 2016	Investment holding
XPT Inc. (“XPT US”)	100%	United States, April 2016	Technology development
XPT (Jiangsu) Investment Co., Ltd. (“XPT Jiangsu”)	100%	Jiangsu, PRC, May 2016	Investment holding
Shanghai XPT Technology Limited	100%	Shanghai, PRC, May 2016	Technology development
XPT (Nanjing) E-Powertrain Technology Co., Ltd. (“XPT NJEP”)	100%	Nanjing, PRC, July 2016	Manufacturing of E-Powertrain
XPT (Nanjing) Energy

Subsidiaries	Equity interest held	Place and Date of incorporation or date of acquisition	Principal activities
Storage System Co., Ltd. (“XPT NJES”)	100%	Nanjing, PRC, October 2016	Manufacturing of battery pack
NIO Power Express Limited (“PE HK)	100%	Hong Kong, January 2017	Investment holding
NIO User Enterprise Limited (“UE HK”) (formerly known as Nextev User Enterprise Limited)	100%	Hong Kong, February 2017	Investment holding
Shanghai NIO Sales and Services Co., Ltd. (“UE CNHC”)	100%	Shanghai, PRC, March 2017	Investment holding and sales and after sales management
NIO Energy Investment (Hubei) Co., Ltd. (“PE CNHC”)	100%	Wuhan PRC, April 2017	Investment holding
Wuhan NIO Energy Co., Ltd. (“PE WHJV”)	100%	Wuhan, PRC, May 2017	Investment holding
XTRONICS (Nanjing) Automotive Intelligent Technologies Co. Ltd. (“XPT NJWL”)	50%	Nanjing, PRC, June 2017	Manufacturing of components
XPT (Jiangsu) Automotive Technology Co., Ltd. (“XPT AUTO”)	100%	Nanjing, PRC, May 2018	Investment holding
VIE and VIE’s subsidiaries	Economic interest held	Place and Date of incorporation or date of acquisition
Prime Hubs Limited (“Prime Hubs”)	100%	BVI, October 2014
NIO Technology Co., Ltd. (“NIO SHTECH”) (formerly known as Shanghai NextEV Technology Co., Ltd.)	100%	Shanghai, PRC, November 2014
Beijing NIO Network Technology Co., Ltd. (“NIO BJTECH”)	100%	Beijing, PRC, July 2017
Shanghai Anbin Technology Co., Ltd. (“NIO ABTECH”)	100%	Shanghai, PRC, April 2018
In accordance with the Article of Association of XPT NJWL, the Company has the power to control the board of directors of XPT NJWL to unilaterally govern the financial and operating policies of XPT NJWL and the non-controlling shareholder does not have substantive participating rights, therefore, the Group consolidates this entity.
Variable interest entity
NIO SHTECH was established by Li Bin and Qin Lihong (the “Nominee Shareholders”) in November, 2014. In 2015, NIO SH, NIO SHTECH, and the Nominee Shareholders of NIO SHTECH entered into a series of contractual agreements, including a loan agreement, an equity pledge agreement, exclusive call option agreement and power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO SHTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO SHTECH to direct the activities that most significantly impact NIO SHTECH’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from NIO SHTECH. Management concluded that NIO SHTECH is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of NIO SHTECH and shall consolidate the financial results of NIO SHTECH in the Group’s consolidated financial statements. In April 2018, the above mentioned contractual agreements were terminated. On the same date, NIO SHTECH became a subsidiary wholly owned by NIO ABTECH, who also became a VIE of the Group on that day. As of December 31, 2019 and March 31, 2020, NIO SHTECH did not have significant operations, nor any material assets or liabilities.
In October 2014, Prime Hubs, a British Virgin Islands (“BVI”) incorporated company and a consolidated variable interest entity of the Group, was established by the shareholders of the Group to facilitate the adoption of the Company’s employee stock incentive plans. The Company entered into a management agreement with Prime Hubs and Li Bin. The agreement provides the company with effective control over Prime Hubs and enables the Company to obtain substantially all of the economic benefits arising from Prime Hubs. As of December 31, 2019 and March 31, 2020, Prime Hubs held 4,250,002 Class A Ordinary Shares of the Company.
In April 2018, NIO SH entered into a series of contractual arrangements with the Nominee Shareholders as well as NIO ABTECH and NIO BJTECH separately, each including a loan agreement, an equity pledge agreement, exclusive call option agreement and power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO ABTECH and NIO BJTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO ABTECH and NIO BJTECH to direct the activities that most significantly impact their economic performance and enable the Company to obtain substantially all of the economic benefits arising from them. Management concluded that NIO ABTECH and NIO BJTECH are variable interest entities of the Company and the Company is the ultimate primary beneficiary of them and shall consolidate the financial results of NIO ABTECH and NIO BJTECH in the Group’s consolidated financial statements. As of March 31, 2020, NIO ABTECH and NIO BJTECH did not have significant operations, nor any material assets or liabilities.
Liquidity and Going Concern
The accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due.
The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB2,623,619 and RMB1,691,808 for the three months ended March 31, 2019 and 2020, respectively. Accumulated deficit amounted to RMB46,326,321 and RMB48,040,565 as of December 31, 2019 and March 31, 2020, respectively. Net cash used in operating activities was approximately RMB4,015,056 and RMB1,372,974 for the three months ended March 31, 2019 and 2020, respectively. As of March 31, 2020, the Group’s total shareholders’ deficit was RMB8,046,571 and the current liabilities exceeded the current assets with amount of RMB5,745,160.
These adverse conditions and events indicate there could be substantial doubt about the Group’s ability to continue as a going concern. Management has developed plans to mitigate these adverse conditions and events which included a business plan covering the next twelve months from the date of issuance of the unaudited interim condensed consolidated financial statements which considers the increase in revenue and optimizing operation efficiency to improve operating cash flows, the use of and the consummation of external financing projects since the Group’s operation has historically depended on, and will continue to depend on its capability to obtain sufficient external equity or debt financing. In April and May 2020, the Group entered into definitive agreements with several third-party investors who are committed to invest in a subsidiary of the Group with a total cash consideration of RMB7 billion. In addition, as of the date of issuance of the unaudited interim condensed consolidated financial statements, the Company had unused loan facilities of RMB1.2 billion with respective expiration dates between June 2020 and May 2022. Management believes that funds from the equity financing and available loan facilities will be sufficient to support the Group’s continuous operations and the Group will be able to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of these consolidated financial statements. Accordingly, management continues to prepare the Group’s unaudited interim condensed consolidated financial statements on going concern basis.

2. Summary of Significant Accounting Policies
(a) Basis of presentation
The unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below. The interim financial data as of March 31, 2020 and for the three months ended March 31, 2019 and 2020 is unaudited. In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results for the interim periods.
(b) Principles of consolidation
The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.
A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.
All significant transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the unaudited interim condensed consolidated financial statements.
(c) Use of estimates
The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, standalone selling price of each distinct performance obligation in revenue recognition, the valuation and recognition of share-based compensation arrangements, depreciable lives of property, equipment and software, assessment for impairment of long-lived assets, inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories, valuation of deferred tax assets, recoverability of receivables, warranty liabilities as well as redemption value of the convertible redeemable preferred shares. Actual results could differ from those estimates.
(d) Functional currency and foreign currency translation
The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company and its subsidiaries which are incorporated in HK is United States dollars (“US$”), except NIO Sport which operates mainly in United Kingdom and uses Great Britain pounds (“GBP”). The functional currencies of the other subsidiaries and the VIE are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.
Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the consolidated statements of comprehensive gain or loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of shareholders’ (deficit)/equity. Total foreign currency translation adjustment losses were RMB60,585 and RMB109,542 for the three months ended March 31, 2019 and 2020, respectively. The grant-date fair value of the Group’s share-based compensation expenses is reported in US$ as the respective valuation is conducted in US$ as the shares are denominated in US$.
(e) Convenience translation
Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the three months ended March 31, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.0808, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2020. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on, or March 31, 2020 at any other rate.
(f) Fair value
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term investments, trade receivable, amounts due from related parties, prepayments and other current assets, long-term investments, trade payable, amounts due to related parties, short-term borrowings, taxes payable, accruals and other liabilities, long-term receivables and long-term borrowings. As of March 31, 2019 and 2020, the carrying values of these financial instruments are approximated to their fair values due to the short-term maturity of these instruments except for long-term receivables, long-term borrowings and certain investments which are carried at fair value at each balance sheet date. Certain long-term investments in equity investees classified within Level 3 are valued based on a model utilizing unobservable inputs which require significant management judgment and estimation.
When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Below is a description of the valuation techniques that the Group uses to measure the fair value of assets that the Group reports on its consolidated balance sheets at fair value on a recurring basis.
Time deposits.   The Group values its time deposits held in certain bank accounts using quoted prices for securities with similar characteristics and other observable inputs, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2.
Short-term borrowings.   The rates of interest under the loan agreements with the lending banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level 2.
Short-term receivables and payables.   Trade receivable and prepayments and other current assets are financial assets with carrying values that approximate fair value due to their short term nature. Trade payable, accruals and other liabilities are financial liabilities with carrying values that approximate fair value due to their short term nature.
Prepayments and other assets in non-current assets.   Prepayments and other assets in non-current assets are financial assets with carrying values that approximates fair value due to the change in fair value after considering the discount rate. The Group estimated fair values of non-current prepayments and other assets using the discount cash flow method.
(g) Cash, cash equivalents and restricted cash
Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.
Restricted cash is restricted to withdrawal for use or pledged as security is reported separately on the face of the Consolidated Balance Sheets. The Group’s restricted cash mainly represents (a) the secured deposits held in designated bank accounts for issuance of bank credit card; (b) time deposit that are pledged for property lease.
Cash, cash equivalents and restricted cash as reported in the unaudited interim condensed consolidated statement of cash flows are presented separately on our unaudited interim condensed consolidated balance sheet as follows:
	December 31, 2019	March 31, 2020
Cash and cash equivalents	862,839	1,977,260
Restricted cash	82,507	25,846
Long-term restricted cash	44,523	45,114
Total	989,869	2,048,220
(h) Short-term investment
Short-term investments consist primarily of investments in fixed deposits with maturities between three months and one year and investments in money market funds and financial products issued by banks. As of December 31, 2019 and March 31, 2020, the investment in fixed deposits that were recorded as short-term investments amounted to RMB111,000 and RMB394,255, respectively, among which, RMB96,000 and RMB141,702 was restricted as collateral for bank borrowings and letter of guarantee as of December 31, 2019 and March 31, 2020 respectively.
(i) Current expected credit losses
In 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Company adopted this ASC Topic 326 and several associated

ASUs on January 1, 2020 using a modified retrospective approach with a cumulative-effect increase of RMB22,968 recorded in accumulated deficit.
The Company’s trade receivable, receivables of installment payments, deposits and other receivables are within the scope of ASC Topic 326. The Company has identified the relevant risk characteristics of its customers and the related receivables, prepayments, deposits and other receivables which include size, type of the services or the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Company’s specific facts and circumstances.
For the three months ended Mar 31, 2020, the Company recorded RMB15,787 expected credit loss expense in selling, general and administrative expenses. As of March 31, 2020, the expected credit loss provision for the current and non-current assets are RMB112,660 and RMB25,488 respectively.
(j) Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable primarily include amounts of vehicle sales in relation of government subsidy to be collected from government on behalf of customers, current portion of battery installment and receivables due from vehicle users. The Company recorded a provision for current expected credit losses.
The following table summarizes the activity in the allowance for credit losses related to accounts receivable for the three months ended March 31, 2020:
Three Months Ended March 31, 2020
Balance as at December 31, 2019	85,824
Adoption of ASC Topic 326	6,775
Balance as at January 1, 2020	92,599
Current period provision	193
Write-offs	(7,829)
Balance as at March 31, 2020	84,963
Allowance for the accounts receivable recognized for the three months ended March 31, 2019 was nil.
(k) Inventory
Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the average basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
(l) Trading securities
Trading securities are comprised of bonds and are all designated as trading securities as they have been acquired principally for the purpose of selling in the near term. They are recognized on the trade date, when the Group enters into contractual arrangements with counterparties, and are normally derecognized when sold. They are initially measured at fair value, with transaction costs taken to the Statements of Comprehensive Loss. Subsequent changes in their fair values and interest are recognized in the Statements of Comprehensive Loss.
(m) Property, plant and equipment, net
Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.
The estimated useful lives are as follows:
Useful lives
Building and constructions	20 years
Production facilities	10 years
Charging & battery swap infrastructure	5 years
R&D equipment	5 years
Computer and electronic equipment	3 years
Purchased software	3 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Others	3 to 5 years
Depreciation for mold and tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.
The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the statements of comprehensive loss.
(n) Intangible assets, net
Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives as below:
Useful lives
Domain names and others	5 years
License	3 years
The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.
(o) Land use rights, net
Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 536 months representing the shorter of the estimated usage periods or the terms of the agreements.
(p) Long-term investments
The Group’s long-term investments include equity investments in entities. Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at fair value. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. The carrying value of the Group’s long-term investments measured under equity method was RMB115,325 and RMB111,310 as of December 31, 2019 and March 31, 2020, respectively. No impairment charge was recognized for the three months ended March 31, 2019 and 2020.
(q) Impairment of long-lived assets
Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Impairment charge recognized for the three months ended March 31, 2019 and 2020 was nil and RMB23,181, respectively. Nil and RMB10,147 of impairment charge were written off for the three months ended March 31, 2019 and 2020.
(r) Warranty liabilities
The Company accrues a warranty reserve for all new vehicles sold by the Company, which includes the Company’s best estimate of the projected costs to repair or replace items under warranties. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Company’s relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve when the Company accumulates more actual data and experience in the future.
The portion of the warranty reserve expected to be incurred within the next 12 months is included within accruals and other liabilities, while the remaining balance is included within other non-current liabilities on the consolidated balance sheets. Warranty expense is recorded as a component of cost of revenues in the consolidated statements of comprehensive loss.
The following table shows a reconciliation in the current reporting period related to carried-forward warranty liabilities.
	March 31, 2019	March 31, 2020
Warranty – beginning of period	177,293	412,004
Provision for warranty	59,521	47,871
Warranty costs incurred	(16,278)	(6,970)
Warranty – end of period	220,536	452,905
(s) Revenue recognition
Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:
•
provides all of the benefits received and consumed simultaneously by the customer;

•
creates and enhances an asset that the customer controls as the Group performs; or

•
does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.
Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.
When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.
A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.
If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities primarily resulted from the multiple performance obligations identified in the vehicle sales contract and the sales of Energy and Service Packages, which is recorded as deferred revenue and advance from customers. As of December 31, 2019 and March 31, 2020, the balances of contract liabilities from vehicle sales contracts were RMB96,827 and RMB114,222, respectively. As of December 31, 2019 and March 31, 2020, the balances of contract liabilities from the sales of Energy and Service Packages were RMB65,361 and RMB50,248, respectively.
Vehicle sales
The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a series of contracts. The Group identifies the users who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicles, charging piles, vehicle internet connection services and extended lifetime warranty which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when NIO transfers the control of vehicle to a user.
Customers only pay the amount after deducting the government subsidies to which they are entitled for the purchase of electric vehicles. The government subsidies are applied on their behalves and collected by the Group or Jianghuai Automobile Group Co., Ltd. (“JAC”) from the government. The Group has concluded that government subsidies should be considered as a part of the transaction price it charges the customers for the electric vehicle, as the subsidy is granted to the buyer of the electric vehicle and the buyer remains liable for such amount in the event the subsidies were not received by the Group. For efficiency reason, the Group or JAC applies and collects the payment on behalf of the customers. In the instance that some eligible customer selects installment payment for battery, the Group believes such arrangement contains a significant financing component and as a result adjusts the amount considering the impact of time value on the transaction price using an appropriate discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). The long-term receivable of installment payment for battery was recognized as non-current assets. The difference between the gross receivable and the present value is recorded as unrealized finance income. Interest income resulting from a significant financing component will be presented separately from revenue from contracts with customers as this is not the Group’s ordinary business.

The Group uses a cost plus margin approach to determine the estimated standalone selling price for each individual distinct performance obligation identified, considering the Group’s pricing policies and practices, and the data utilized in making pricing decisions. The overall contract price is then allocated to each distinct performance obligation based on the relative estimated standalone selling price in accordance with ASC 606. The revenue for vehicle sales and charging piles are recognized at a point in time when the control of the product is transferred to the customer. For the vehicle internet connection service and free battery swapping service, the Group recognizes the revenue using a straight-line method. As for the extended lifetime warranty, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.
As the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding those unperformed obligations.
Sales of Energy and Service Packages
The Group also sells the two packages, Energy Package and Service Package in exchange of considerations. The Energy Package provides vehicle users with a comprehensive range of charging solutions (including charging and battery swapping). The energy service is applied by users on the mobile application depending on their needs and the Group can decide the most appropriate service to offer according to its available resource. Through the Service Package, the Group offers vehicle users with a “worry free” vehicle ownership experience (including free repair service with certain limitations, routine maintenance service, enhanced data package, etc.), which can be applied by user via mobile application.
The Group identifies the users who purchase Energy Package and Service Package meet the definition of a customer. The agreements for Energy Package and Service Package create legal enforceability to both parties on a monthly basis as the respective Energy or Service Packages can be canceled at any time without any penalty. The Group concludes the energy or service provided in Energy Package or Service Package respectively meets the stand-ready criteria and contains only one performance obligation within each package, the revenue is recognized over time on a monthly basis as customer simultaneously receives and consumes the benefits provided and the term of legally enforceable contract is only one month.
Incentives
The Group offers a self-managed customer loyalty program points, which can be used in the Group’s online store and at NIO houses to redeem NIO merchandise. The Group determines the value of each point based on estimated incremental cost. Customers and NIO fans and advocates have a variety of ways to obtain the points. The major accounting policy for its points program is described as follows:
(i) Sales of vehicle
The Group concludes the points offered linked to the purchase transaction of the vehicle is a material right and accordingly a separate performance obligation according to ASC 606, and should be taken into consideration when allocating the transaction price of the vehicle sales. The Group also estimates the probability of points redemption when performing the allocation. Since historical information does not yet exist for the Group to determine any potential points forfeitures and the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as separate performance obligation is recorded as contract liability (deferred revenue) and revenue should be recognized when future goods or services are transferred. The Group will continue to monitor when and if forfeiture rate data becomes available and will apply and update the estimated forfeiture rate at each reporting period.
(ii) Sales of Energy Package and Service Package
Energy Package—When the customers charge their vehicles without using the Group’s charging network, the Group will grant points based on the actual cost the customers incur. The Group records the value of the points as a reduction of revenue from the Energy Package.

Service Package-The Group grants points to the customers with safe driving record during the effective period of the service package. The Group records the value of the points as a reduction of revenue from the Service Package.
Since historical information is limited for the Group to determine any potential points forfeiture and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, the Group has used an estimated forfeiture rate of zero.
(iii) Other scenarios
Customers or users of the mobile application can also obtain points through any other ways such as frequent sign-ins to the Group’s mobile application, sharing articles from the application to users’ own social media. The Group believes these points are to encourage user engagement and generate market awareness. As a result, the Group accounts for such points as selling and marketing expenses with a corresponding liability recorded under other current liabilities of its consolidated balance sheets upon the points offering. The Group estimates liabilities under the customer loyalty program based on cost of the NIO merchandise that can be redeemed, and its estimate of probability of redemption. At the time of redemption, the Group records a reduction of inventory and other current liabilities. In certain cases where merchandise is sold for cash in addition to points, the Group records other revenue.
Similar to the reasons above, the Group estimates no points forfeiture currently and continues to assess when and if a forfeiture rate should be applied.
For the three months ended March 31, 2019 and 2020, the revenue portion allocated to the points as separate performance obligation was RMB7,823 and RMB14,435, respectively, which is recorded as contract liability (deferred revenue). For the three months ended March 31, 2019 and 2020, the total points recorded as a reduction of revenue was RMB6,351 and RMB4,757, respectively. For the three months ended March 31, 2019 and 2020, the total points recorded as selling and marketing expenses were RMB23,022 and RMB14,153, respectively.
As of December 31, 2019 and March 31, 2020, liabilities recorded related to unredeemed points were RMB178,666 and RMB152,466, respectively.
Practical expedients and exemptions
The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance and out-of-town charging services are not performance obligations considering these two services are value-added services to enhance user experience rather than critical items for vehicle driving and forecasted that usage of these two services will be very limited. The Group also performs an estimation on the standalone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of roadside assistance and out-of-town charging services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.
Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligations if they are immaterial in the context of the contract and the relative standalone fair value individually and in aggregate is less than 3% of the contract price, namely the road-side assistance and out-of-town charging services. Related costs are recognized as incurred.
(t) Cost of Sales
Vehicle
Cost of vehicle revenue includes direct parts, material, processing fee, loss compensation to JAC, labor costs, manufacturing overhead (including depreciation of assets associated with the production), and reserves for estimated warranty expenses. Cost of vehicle revenue also includes adjustments to warranty expense and charges to write-down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand.

Service and Other
Cost of service and other revenue includes direct parts, material, labor costs, vehicle internet connectivity costs, and depreciation of assets that are associated with sales of Energy and Service packages.
(u) Sales and marketing expenses
Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the three months ended March 31, 2019 and 2020, advertising costs totaled RMB61,287 and RMB40,970, respectively.
(v) Research and development expenses
Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development. Other than that, all costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses are primary comprised of charges for R&D and consulting work performed by third parties; salaries, bonuses, share-based compensation, and benefits for those employees engaged in research, design and development activities; costs related to design tools; license expenses related to intellectual property, supplies and services; and allocated costs, including depreciation and amortization, rental fees, and utilities.
(w) General and administrative expenses
General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.
(x) Employee benefits
Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB144,177 and RMB105,546 for the three months ended March 31, 2019 and 2020, respectively.
(y) Government grants
The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as product development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group; receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related R&D expenses or the cost of asset acquisition. Other subsidies are recognized as other operating income upon receipt as further performance by the Group is not required.
(z) Income taxes
Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740,

Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.
The Group records liabilities related to uncertain tax positions when, despite the Group’s belief that the Group’s tax return positions are supportable, the Group believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Group did not recognize uncertain tax positions as of December 31, 2019 and March 31, 2020.
(aa) Share-based compensation
The Company grants restricted shares and share options to eligible employees and non-employee consultants and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees. There were no new grants to non-employee consultants after the effectiveness of ASU 2018-07-Compensation-stock compensation (Topic 718)-Improvements to nonemployee share-based payment accounting.
Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or c) for share options granted with service conditions and the occurrence of an IPO as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition should be recorded upon the completion of the IPO, using the graded vesting method. This performance condition was met upon completion of the Company’s IPO on September 12, 2018 and the associated share-based compensation expense for awards vested as of that date were recognized; or d) for share options where the underlying share is liability within the scope of ASC 480, using the graded vesting method, net of estimated forfeitures, over the vesting period, and re-measuring the fair value of the award at each reporting period end until the award is settled.
All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.
Share-based compensation expenses for share options and restricted shares granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.
Before the completion of the Company’s IPO, the fair value of the restricted shares was assessed using the income approaches / market approaches, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment required complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. Upon the completion of the IPO, the fair value of the restricted shares is based on the fair market value of the underlying ordinary shares on the date of grant. In addition, the binomial option-pricing model is used to measure the value of share options. The determination of the fair value is affected by the fair value of the ordinary shares as well as assumptions including the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of these awards was determined taking into account independent valuation advice.
The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.
Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting options and records share-based compensation expenses only for those awards that are expected to vest.
(ab) Comprehensive income/(loss)
The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other event and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which mainly consists of the foreign currency translation adjustment that have been excluded from the determination of net loss.
(ac) Dividends
Dividends are recognized when declared. No dividends were declared for the three months ended March 31, 2019 and 2020.
(ad) Earnings/(Loss) per share
Basic earnings/(loss) per share is computed by dividing net income/(loss) attributable to holders of ordinary shares, considering the accretions to redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares using the if-converted method, unvested restricted shares, restricted share units and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.
(ae) Segment reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.
Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.
3. Recent Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement,” which eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. The new guidance is effective for the fiscal years and interim reporting periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for the adoption of either the entire ASU or only the provisions that eliminate or modify the requirements. The Company is evaluating the effects, if any, of the adoption of this guidance on the fair value disclosure in the consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12—Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact.
4. Concentration and Risks
(a) Concentration of credit risk
Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2019 and March 31, 2020, all of the Group’s cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the PRC and Hong Kong which management believes are of high credit quality. The PRC does not have an official deposit insurance program, nor does it have an agency similar to the Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents and restricted cash are financially sound based on publicly available information.
(b) Currency convertibility risk
The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group’s cash and cash equivalents and restricted cash denominated in RMB that are subject to such government controls amounted to RMB829,175 and RMB643,246 as of December 31, 2019 and March 31, 2020, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.
(c) Foreign currency exchange rate risk
Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against other currencies.

5. Inventory
Inventory consists of the following:
	December 31, 2019	March 31, 2020
Raw materials	510,990	466,768
Work in process	1,862	2,507
Finished Goods	291,116	407,561
Merchandise	95,987	88,688
Less: write-downs	(10,427)	(10,444)
Total	889,528	955,080
Raw materials primarily consist of materials for volume production as well as spare parts used for aftersales services.
Work in progress are mainly used for research and development of new models and will be expensed when incurred. Electric drive systems in production are also recorded as work in progress.
Finished goods include vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at our sales and service center locations and charging piles.
Merchandise inventory includes accessories and branded merchandise of NIO which can be redeemed by deducting membership rewards points of customer loyalty program in the Group’s application store.
Inventory write-downs recognized in cost of sales for the three months ended March 31, 2019 and 2020 were nil and RMB17, respectively.
6. Prepayments and Other Current Assets
Prepayments and other current assets consist of the following:
	December 31, 2019	March 31, 2020
Deductible VAT input	1,253,617	1,315,742
Prepayment to vendors	88,900	92,002
Deposits	73,271	213,084
Other receivables	186,105	163,285
Less: Allowance for doubtful accounts	(22,635)	—
Total	1,579,258	1,784,113
Prepayment to vendors mainly consist of prepayment for raw materials, prepaid rental for offices and NIO Houses, and prepaid expenses for R&D services provided by suppliers.
The following table summarizes the activity in the allowance for credit losses related to prepayments and other current assets for the three months ended March 31, 2020:
Three Months Ended March 31, 2020
Balance as at December 31, 2019	22,635
Adoption of ASC Topic 326	3,617
Balance as at January 1, 2020	26,252
Current period provision	3,005
Write-offs	(1,560)
Balance as at March 31, 2020	27,697

Allowance for the prepayments and other current assets recognized for the three months ended March 31, 2019 was nil.
7. Property, Plant and Equipment, Net
Property and equipment and related accumulated depreciation were as follows:
	December 31, 2019	March 31, 2020
Mold and tooling	1,898,975	1,889,906
Leasehold improvements	1,025,570	1,019,398
Production facilities	869,819	869,498
Building and construction	828,958	828,958
Charging & battery swap equipment	608,919	584,591
Construction in process	475,977	516,290
Computer and electronic equipment	428,028	384,116
R&D equipment	400,461	398,612
Purchased software	341,379	342,957
Others	279,233	288,025
Subtotal	7,157,319	7,122,351
Less: Accumulated depreciation	(1,548,977)	(1,770,287)
Less: Accumulated impairment	(75,278)	(88,312)
Total property and equipment, net	5,533,064	5,263,752
The Group recorded depreciation expenses of RMB176,312 and RMB274,713 for the three months ended March 31, 2019 and 2020, respectively.
8. Intangible Assets, Net
Intangible assets and related accumulated amortization were as follows:
	December 31, 2019			March 31, 2020
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Domain names and others	4,342	(2,820)	1,522	4,408	(3,083)	1,325
The Group recorded amortization expenses of RMB407 and RMB263 for the three months ended March 31, 2019 and 2020, respectively.
9. Land Use Rights, Net
Land use rights and related accumulated amortization were as follows:
	December 31, 2019	March 31, 2020
Land use rights	216,489	216,489
Less: Accumulated amortization – land use rights	(7,674)	(8,886)
Total land use rights, net	208,815	207,603
In June 2018, XPT NJEP entered into an agreement to purchase land use rights for usage of land to build a factory for manufacturing of e-powertrain for the Group.
The Group recorded amortization expenses for land use rights of RMB1,212 and RMB1,212 for the three months ended March 31, 2019 and 2020, respectively.

10. Other Non-current Assets
Other non-current assets consist of the following:
	December 31, 2019	March 31, 2020
Long-term deposits	848,655	706,212
Receivables of installment payments for battery	658,021	636,916
Right of use assets – finance lease	155,051	142,603
Prepayments for purchase of property and equipment	17,603	19,341
Others	74,093	71,029
Less: Allowance for doubtful accounts	(323)	—
Total	1,753,100	1,576,101
Long-term deposit mainly consists of deposits to vendors for guarantee of production capacity as well as rental deposit for offices and NIO Houses which will not be collectible within one year.
The following table summarizes the activity in the allowance for credit losses related to other non-current assets for the three months ended March 31, 2020:
Three Months Ended March 31, 2020
Balance as at December 31, 2019	323
Adoption of ASC Topic 326	12,576
Balance as at January 1, 2020	12,899
Current period provision	12,589
Write-offs	—
Balance as at March 31, 2020	25,488
Allowance for the other non-current assets recognized for the three months ended March 31, 2019 was nil.
11. Accruals and Other Liabilities
Accruals and other liabilities consist of the following:
	December 31, 2019	March 31, 2020
Payables for purchase of property and equipment	1,121,715	993,873
Payable for R&D expenses	694,081	627,824
Other payables	363,666	394,331
Payables for marketing events	436,610	379,792
Advance from customers	297,096	269,065
Accrued expenses	246,121	243,300
Salaries and benefits payable	344,922	182,800
Current portion of deferred revenue/income	189,172	171,128
Warranty liabilities	120,161	132,631
Current portion of deferred construction allowance	84,495	74,074
Interest payables	105,940	59,696
Current portion of finance lease liabilities	40,334	38,141
Payables for traveling expenses of employees	17,685	7,960
Investment deposit from investors	154,643	—
Total	4,216,641	3,574,615

12. Borrowings
Borrowings consist of the following:
	December 31, 2019	March 31, 2020
Short-term borrowing
Bank loan (i)	188,000	128,000
Convertible notes (ii)	697,620	3,742,342
Current portion of long-term bank loan (iii)	322,436	431,436
Long-term borrowings:
Bank loan (iii)	950,154	798,435
Convertible notes (ii)	5,784,984	5,975,515
Loan from joint investor (iv)	419,660	424,207
Total	8,362,854	11,499,935
(i) Short-term bank loan
As of December 31, 2019, we obtained short-term borrowings from several banks of RMB128,000 in aggregate and bank acceptance of RMB60,000. The annual interest rate of these borrowings is approximately 3.45% to 4.87%.
As of March 31, 2020, we obtained short-term borrowings from several banks of RMB 128,000 in aggregate and bank acceptance of nil. The annual interest rate of these borrowings is approximately 3.30% to 4.87%.
(ii) Convertible notes
On January 30, 2019, the Group issued US$650,000 convertible senior notes and additional US$100,000 senior notes (collectively the “Notes”) to the notes purchasers (the “Notes Offering”). The Notes bears interest at a rate of 4.50% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2019. The Notes is convertible into the Company’s American Depositary Shares at the pre-agreed fixed conversion price at the discretion of the holders and will mature for repayment on February 1, 2024. Holders of the Notes are entitled to require the Company to repurchase all or part of the Notes in cash on February 1, 2022 or in the event of certain fundamental changes. In connection with the Notes Offering, the Company entered into capped call transactions with certain notes purchasers and/or their respective affiliates and/or other financial institutions (the “Capped Call Option Counterparties”) and used a portion of the net proceeds of the Notes Offering to pay the cost of such transactions. In addition, the Company also entered into privately negotiated zero-strike call option transactions with certain notes purchasers or their respective affiliates (the “Zero-Strike Call Option Counterparties”) and used a portion of the net proceeds of the Notes Offering to pay the aggregate premium under such transactions. The Company accounts for the Notes as a single instruments as a long-term debt. The debt issuance cost were recorded as reduction to the long-term debts and are amortized as interest expenses using the effective interest method. The value of the Notes are measured by the cash received. The cost for the capped call transactions have been recorded as deduction of additional paid-in capital within total shareholders’ deficit. The zero-strike call option was deemed as a prepaid forward to purchase the Company’s own shares and recognized as permanent equity at its fair value at inception as a reduction to additional paid in capital in the consolidated balance sheet.
On September 5, 2019, the Group issued US$200,000 convertible senior notes to an affiliate of Tencent Holdings Limited and Mr. Bin Li, chairman and chief executive officer of the Company. Tencent and Mr. Li each subscribed for US$100 principal amount of the convertible notes, each in two equally split tranches. The 360-day Notes will be convertible into Class A ordinary shares (or ADSs) of the Company at a conversion price of US$2.98 per ADS at the holder’s option from the 15th day immediately prior to maturity, and the 3-year Notes will be convertible into Class A ordinary shares (or ADSs) of the Company at a conversion price of US$3.12 per ADS at the holder’s option from the first anniversary of the issuance date. The holders of the

3-year Notes will have the right to require the Company to repurchase for cash all of the Notes or any portion thereof on February 1, 2022. The 360-day Notes was recorded in short-term borrowings and the 3-year Notes were recorded in long-term borrowings. The company will pay an annual premium of 2% at maturity. Interest expenses were accrued over the term of each note using the effective interest method.
In January and February 2020, the Company consummated the issuance of convertible notes to several third party investors in an aggregate principal amount of US$200 million (RMB1,389 million). The notes issued bear zero interest and mature on February 4, 2021. Prior to maturity, the holder of the notes has the right to convert the notes (a) after the six-month anniversary, into ADSs representing Class A ordinary shares of the Company at an initial conversion price of US$3.07 per ADS or (b) upon the completion of a bona fide issuance of equity securities of the Company for fundraising purposes, into ADSs representing Class A ordinary shares of the Company at the conversion price derived from such equity financing. The notes was recorded in short-term borrowings with interest expenses accrued over the term using the effective interest method.
In March 2020, the Company consummated the issuance of convertible notes to several third party investors with in an aggregate principal amount of US$235 million (RMB1,636 million). The notes issued bear zero interest and will mature on March 5, 2021. Prior to maturity, holders of the notes have the right to convert either all or part of the principal amount of the notes into Class A ordinary shares (or ADSs) of the Company from September 5, 2020, at a conversion price of US$3.50 per ADS, subject to certain adjustments. The notes was recorded in short-term borrowings with interest expenses accrued over the term using the effective interest method.
As of March 31, 2020, RMB3,742,342 of convertible notes will be due within one year.
(iii) Long-term bank loan
On May 17, 2017, the Group entered into a secured loan agreement with the Bank of Nanjing of a facility amount of RMB685,000 with a maturity date of May 17, 2022. As of December 31, 2019, and March 31, 2020, the aggregated draw amounted to RMB475,382 and RMB 468,772, respectively. The annual interest rate of these borrowings is 4.750% to 5.795%. The loan was guaranteed by Nanjing Xingzhi to support XPT NJES to continue doing business in the respective region. There is no restrictive financial covenants attached to the loan.
On September 28, 2017, the Group entered into a loan agreement with China Merchants Bank of a facility amount of RMB200,000 with a maturity date of September 14, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 94,000 subject to a floating interest of 5.225% to 5.605% above the benchmark interest rate of three-year RMB loan announced by PBOC.
On February 2, 2018, the Group entered into a loan agreement with China CITIC Bank of a principal of RMB50,000 with a maturity date of February 1, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 39,500 subject to a floating interest rate of 5.225%% above the average quoted interest rate of one-year RMB loan announced by the National Interbank Funding Center.
On August 17, 2018, the Group entered into a loan agreement with China CITIC Bank of a principal of RMB50,000 with a maturity date of Mar 7, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 44,500 subject to a floating interest rate of 26% above the average quoted interest rate of one-year RMB loan announced by the National Interbank Funding Center.
On November 30, 2018, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB5,200 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 3,848 subject to a floating interest rate of 6.18% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On December 24, 2018, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB40,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 30,381, subject to a floating interest rate of 6.175% above the average quoted interest rate of three-year RMB loan announced by PBOC.

On January 3, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB20,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 15,181, subject to a floating interest rate of 6.175% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On January 10, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB40,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 30,381, subject to a floating interest rate of 6.175% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On January 17, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB40,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 30,381, is subject to a floating interest rate of 6.175% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On January 24, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB35,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 26,571, subject to a floating interest rate of 6.175% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On March 25, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB150,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 121,139, subject to a floating interest rate of 5.463% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On March 27, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB50,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 40,369, subject to a floating interest rate of 5.463% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On March 29, 2019, the Group entered into a loan agreement with Hankou Bank of a facility amount of RMB200,000 with a maturity date of March 29, 2022. As of March 31, 2020, the aggregated draw amounted to RMB 198,000, subject to a floating interest of 5.700% above the benchmark interest rate of three-year RMB loan announced by PBOC.
On June 26, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB20,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 17,108, is subject to a floating interest rate of 5.463% above the average quoted interest rate of three-year RMB loan announced by PBOC.
On September 11, 2019, the Group entered into a loan agreement with Bank of Shanghai of a principal of RMB80,000 with a maturity date of November 30, 2021. As of March 31, 2020, the aggregated draw amounted to RMB 69,740, is subject to a floating interest rate of5.463% above the average quoted interest rate of three-year RMB loan announced by PBOC.
As of December 31, 2019 and March 31, 2020, RMB322,436 and RMB431,436 of long-term bank borrowings will be due within one year, respectively.
(iv) Loan from joint investor
On May 18, 2017, the Group entered into a joint investment agreement with Wuhan Donghu New Technology Development Zone Management Committee (“Wuhan Donghu”) to set up an entity (the “PE WHJV”). Wuhan Donghu subscribed for RMB384,000 paid in capital in PE WHJV with 49% of the shares. On June 30, 2017, September 29, 2017 and April 16, 2018, Wuhan Donghu injected RMB50,000, RMB100,000 and RMB234,000 in cash to PE WHJV, respectively. Pursuant to the investment agreement, Wuhan Donghu does not have substantive participating rights to PE WHJV, nor is allowed to transfer its equity interest in PE WHJV to other third party. In addition, within five years or when the net assets of PE WHJV is less than RMB550,000, the Group is obligated to purchase from Wuhan Donghu all of its interest in PE WHJV at its investment amount paid plus interest at the current market rate announced by PBOC. As such, the Group consolidates PE WHJV. The investment by Wuhan Donghu is accounted for as a loan because it is only entitled to fixed interest income and subject to repayment within five years or upon the financial covenant violation. As of December 31, 2019 and March 31, 2020, RMB35,660 and RMB40,207 of interest were accrued at the benchmark rate of medium and long-term loan announced by PBOC.
13. Other Non-Current Liabilities
Other non-current liabilities consist of the following:
	December 31, 2019	March 31, 2020
Deferred government grants	340,667	336,974
Deferred revenue	295,915	336,806
Warranty liabilities	291,843	320,274
Deferred construction allowance	72,762	89,652
Non-current finance lease liabilities	88,790	78,716
Others	61,836	56,455
Total	1,151,813	1,218,877
Deferred government grants mainly consist of specific government subsidies for purchase of land use right and buildings, product development and renewal of production facilities, which is amortized using the straight-line method as a deduction of the amortization expense of the land use right over its remaining estimated useful life.
Rental payable represents the difference between the straight-line rental expenses and the actual rental fee paid for long term rental agreements. On January 1, 2019, the Group adopted ASC 842 Leases and used the additional transition method to initially apply this new lease standard at the adoption date. Liabilities were recognized on the Company’s consolidated financial statements.
Deferred construction allowance consists of long-term payable of construction projects, with payment terms over one year.
14. Lease
The Group has entered into various non-cancellable operating and finance lease agreements for certain offices, warehouses, retail and service locations, equipment and vehicles worldwide. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.
The balances for the operating and finance leases where the Group is the lessee are presented as follows within the unaudited interim condensed consolidated balance sheet:
	As of December 31, 2019	As of March 31, 2020
Operating leases:
Right-of-use assets – operating lease	1,997,672	1,788,389
Current portion of operating lease liabilities	608,747	698,719
Non-current operating lease liabilities	1,598,372	1,365,135
Total operating lease liabilities	2,207,119	2,063,854
Finance leases:
Right-of-use assets – finance lease	155,051	142,603
Current portion of finance lease liabilities	40,334	38,141
Non-current finance lease liabilities	88,790	78,716
Total finance lease liabilities	129,124	116,857

15. Revenue
Revenue by source consists of the following:
	Three Months Ended March 31,
	2019	2020
Vehicle sales	1,535,190	1,255,597
Sales of charging pile	27,838	22,042
Sales of Packages	24,529	45,741
Others	43,604	48,572
Total	1,631,161	1,371,952
16. Deferred Revenue/Income
The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue/income.
	March 31, 2019	March 31, 2020
Deferred revenue/income – beginning of period	301,774	485,087
Additions	73,912	92,675
Recognition	(79,210)	(71,073)
Effects on foreign exchange adjustment	(1,905)	1,245
Deferred revenue/income – end of period	294,571	507,934
Deferred revenue mainly includes the transaction price allocated to the performance obligations that are unsatisfied, or partially satisfied, which mainly arises from the undelivered charging pile, the vehicle internet connection service, the extended lifetime warranty service, the points offered to customers as well as free battery swapping service embedded in the vehicle sales contract, with unrecognized deferred revenue balance of RMB405,326 and RMB432,403 as of December 31, 2019 and March 31, 2020.
The Group expects that 34% of the transaction price allocated to unsatisfied performance obligation as at December 31, 2019 will be recognized as revenue during the period from January 1, 2020 to December 31, 2020. The remaining 66% will be recognized during the period from January 1, 2021 to December 31, 2024.
Deferred income includes the reimbursement from a depository bank in connection with the advancement of the Company’s ADR and investor relations programs in the next five years. The Company initially recorded the payment from the depository bank as deferred income and then recognized as other gain over the beneficial period, with unrecognized deferred income balance of RMB79,761 and RMB75,531 as of December 31, 2019 and March 31, 2020.
17. Manufacturing in collaboration with JAC
In May 2016 and April 2019, the Group entered into an arrangement with JAC for the manufacture of the ES8 and the ES6 for five years. Pursuant to the arrangement, JAC built up a new manufacturing plant (“Hefei Manufacturing Plant”) and is responsible for the equipment used on the product line while NIO is responsible for the tooling. For each vehicle produced the Group pays processing fee to JAC on a per-vehicle basis monthly for the first three years on the basis that NIO provides all the raw materials to JAC. In addition, for the first 36 months after agreed time of start of production, which was April 2018, the Group should compensate JAC operating losses incurred in Hefei Manufacturing Plant. For the three months ended March 31, 2019 and 2020, JAC charged the Group RMB45,980 and RMB48,620, respectively, based on the actual losses incurred in Hefei Manufacturing Plant during the same periods, which was recorded in cost of sales.

18. Research and Development Expenses
Research and development expenses consist of the following:
	Three Months Ended March 31,
	2019	2020
Employee compensation	527,564	341,954
Design and development expenses	467,182	108,500
Depreciation and amortization expenses	36,360	47,803
Rental and related expenses	4,981	15,606
Travel and entertainment expenses	21,604	2,786
Others	20,757	5,710
Total	1,078,448	522,359
19. Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of the following:
	Three Months Ended March 31,
	2019	2020
Employee compensation	644,970	384,908
Rental and related expenses	153,912	136,565
Depreciation and amortization expenses	79,924	131,303
Professional services	127,132	60,319
Marketing and promotional expenses	159,873	44,490
Expected credit loss expense	—	15,787
IT consumable, office supply and other low value consumable	25,425	14,780
Travel and entertainment expenses	44,431	4,432
Others	84,270	55,762
Total	1,319,937	848,346
20. Redeemable non-controlling interests
XPT (Jiangsu) Automotive Technology Co., Ltd. (“XPT Auto”), the Group’s wholly owned subsidiary had its redeemable preferred share (“XPT Auto PS”) financing of RMB 1,269,900 to certain third party strategic investors in the second quarter of 2018. These third party strategic investors’ contributions in XPT Auto were accounted for as the Group’s redeemable non-controlling interests, and were classified as Mezzanine equity. Pursuant to XPT Auto’s share purchase agreement, the XPT Auto PS issued to third party strategic investors have the same rights as the existing ordinary shareholder of XPT Auto except that they have following privileges:
Redemption
The holders of XPT Auto PS have the option to request XPT Auto to redeem those shares under certain circumstance: (1) a qualified initial public offering of XPT Auto has not occurred by the fifth anniversary after the issuance of XPT Auto PS; (2) XPT Auto doesn’t meet its performance target (revenue and net profit) for each of the year during FY2019 and FY2023; or (3) a deadlock event lasts for 60 working days and cannot be resolved.
The redemption price should be equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of redemption.
Liquidation
In the event of any liquidation, the holders of XPT Auto PS have preference over holders of ordinary shares. On a return of capital on liquidation, XPT Auto’s assets available for distribution among the investors shall first be paid to XPT Auto PS investors at the amount equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of liquidation. The remaining assets of XPT Auto shall all be distributed to its ordinary shareholders.
The Company recognized accretion to the respective redemption value of the XPT Auto PS as a reduction of additional paid in capital over the period starting from issuance date. As of March 31, 2020, RMB1,265,900 out of the total consideration was paid by those investors and the remaining RMB4,000 were still outstanding.
21. Ordinary Shares
Upon inception, each ordinary share was issued at a par value of US$0.00025 per share. Various numbers of ordinary shares were issued to share-based compensation award recipients. As of December 31, 2019 and March 31, 2020, the authorized share capital of the Company is US$1,000 divided into 4,000,000,000 shares, comprising of: 2,500,000,000 Class A Ordinary Shares, 132,030,222 Class B Ordinary Shares, 148,500,000 Class C Ordinary Shares, each at a par value of US$0.00025 per share, and 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes as the board of directors may determine.
As of December 31, 2019 and March 31, 2020, 4,000,000,000 ordinary shares were authorized. 1,067,467,877 shares and 1,070,425,789 shares were issued, and 1,064,472,660 shares and 1,067,598,995 shares were outstanding as of December 31, 2019 and March 31, 2020, respectively. As of December 31, 2019 and March 31, 2020, the share number excludes 47,985,539 and 44,859,309 Class A Ordinary Shares, respectively, issued to the depositary bank for bulk issuance of ADSs reserved for future issuance upon the exercise or vesting of awards granted under the Company’s share incentive plan.
22. Share-based Compensation
Compensation expenses recognized for share-based awards granted by the Company were as follows:
	Three Months Ended March 31,
	2019	2020
Cost of sales	1,475	908
Research and development expenses	32,281	7,939
Selling, general and administrative expenses	85,863	23,520
Total	119,619	32,367
There was no income tax benefit recognized in the consolidated statements of comprehensive loss for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the three months ended December 31, 2019 and March 31, 2020.
(a) NIO Incentive Plans
In 2015, the Company adopted the 2015 Stock Incentive Plan (the “2015 Plan”), which allows the plan administrator to grant options and restricted shares of the Company to its employees, directors, and consultants.
The Company granted both share options and restricted shares to the employees. The share options and restricted shares of the Company under 2015 Plan have a contractual term of ten years from the grant date, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest rateably over the following 36 months. Under the 2015 plan, share options granted to the non-NIO US employees of the Group are only exercisable upon the occurrence of an initial public offering by the Company.
In 2016, 2017 and 2018, the Board of Directors further approved the 2016 Stock Incentive Plan (the “2016 Plan”), the 2017 Stock Incentive Plan (the “2017 Plan”) and the 2018 Stock Incentive Plan (the “2018 Plan”). The share options of the Company under 2016 and 2017 Plan have a contractual term of seven or ten years from the grant date, and vest immediately or over a period of four or five years of continuous service.
The Group did not recognize any share-based compensation expenses for options granted to the non-NIO US employees of the Group until completion of the Company’s IPO on September 12, 2018. The Group

recognized the share options and restricted shares of the Company granted to the employees of NIO US on a straight-line basis over the vesting term of the awards, net of estimated forfeitures. Share-based compensation expenses for options granted to the non-NIO US employees of the Group before IPO were recognized by using the graded-vesting method.
(i) Share Options
The following table summarizes activities of the Company’s share options under the 2016, 2017 and 2018 Plans for the three months ended March 31, 2019 and 2020:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		US$	In Years	US$
Outstanding as of December 31, 2018	91,074,140	1.69	8.23	425,988
Granted	4,627,800	7.09	—	—
Exercised	(11,269,002)	0.38	—	—
Cancelled	(2,073,137)	2.76	—	—
Expired	(29,303)	0.76	—	—
Outstanding as of March 31, 2019	82,330,498	2.17	8.09	255,310
Outstanding as of December 31, 2019	88,843,972	2.38	6.77	164,363
Granted	3,585,600	2.37	—	—
Exercised	(3,126,335)	0.76	—	—
Cancelled	(4,318,235)	3.23	—	—
Expired	(421,353)	4.69	—	—
Outstanding as of March 31, 2020	84,563,649	2.39	6.94	64,755
Vested and expected to vest as of December 31, 2019	118,546,834	—	—	354,839
Exercisable as of December 31, 2019	32,925,154	—	—	80,801
Vested and expected to vest as of March 31, 2020	118,007,501	—	—	184,426
Exercisable as of March 31, 2020	32,005,101	—	—	40,731
The weighted-average grant date fair value for options granted under the Company’s 2016, 2017 and 2018 Plans during the three months ended March 31, 2019 and 2020 was US$1.10 and US$1.11, respectively, computed using the binomial option pricing model.
The total share-based compensation expenses recognized for share options during the three months ended March 31, 2019 and 2020 was RMB118,715 and RMB31,999 respectively.

The fair value of each option granted under the Company’s 2016, 2017 and 2018 Plans during the three months ended March 31, 2019 and 2020 was estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:
	Three months ended March 31,
	2019	2020
Exercise price (US$)	7.09	2.38
Fair value of the ordinary shares on the date of option grant (US$)	3.0172	0.9839 – 1.1093
Risk-free interest rate	2.54%	0.55%
Expected term (in years)	7	7
Expected dividend yield	0%	0%
Expected volatility	43%	53%
Expected forfeiture rate (post-vesting)	8%	6%
Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.
As of December 31, 2019 and March 31, 2020, there were RMB89,896 and RMB69,391 of unrecognized compensation expenses related to the stock options granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 2.78 and 3.10 years, respectively.
As of December 31, 2019 and March 31, 2020, there were RMB269,425 and RMB237,193 of unrecognized compensation expenses related to the stocks options granted to the Group’s non-NIO US employees which is expected to be recognized over a weighted-average period of 2.67 years and 2.48 years, respectively.
(ii) Restricted shares
The fair value of each restricted share granted with service conditions is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.
The following table summarizes activities of the Company’s restricted shares to US employees under the 2016 plan:
	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		US$
Unvested at December 31, 2018	441,513	0.96
Vested	(138,666)	0.96
Forfeited	(59,590)	0.96
Unvested at March 31, 2019	243,257	0.96
Unvested at December 31, 2019	—	—
Vested	—	—
Forfeited	—	—
Unvested at March 31, 2020	—	—
Share-based compensation expenses of RMB904 and nil related to restricted shares granted to the employees of NIO US was recognized for the three months ended March 31, 2019 and 2020, respectively.
As of March 31, 2019 and March 31, 2020, there were RMB1,572 and nil of unrecognized compensation expenses related to restricted shares granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 0.5 and nil years, respectively.

The following table summarizes activities of the Company’s restricted shares to non-US employees under the 2017 and 2018 plan:
	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		US$
Unvested at December 31, 2018	63,897	6.60
Granted	—	—
Vested	—	—
Unvested at March 31, 2019	63,897	6.60
Unvested at December 31, 2019	31,948	6.60
Granted	—	—
Vested	—	—
Unvested at March 31, 2020	31,948	6.60
As of March 31, 2019 and 2020, there were RMB2,840 and RMB1,493 of unrecognized compensation expenses related to restricted shares granted to the non-US employees, which is expected to be recognized over a weighted-average period of 1.45 and 0.45 years, respectively.
Share-based compensation expenses of nil and RMB368 related to restricted shares granted to the non-US employees was recognized for the three months ended March 31, 2019 and 2020.
23. Taxation
(a) Income taxes
Cayman Islands
The Company was incorporated in the Cayman Islands and conducts most of its business through its subsidiaries located in Mainland China, Hong Kong, United States, United Kingdom and Germany. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.
PRC
All Chinese companies are subject to enterprise income tax (“EIT”) at a uniform rate of 25%.
Under the EIT Law enacted by the National People’s Congress of PRC on March 16, 2007 and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with PRC.
The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.
According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 75% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities.
Hong Kong
Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.
Other Countries
The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the three months ended March 31, 2019 and 2020 are as follows:
	Three Months Ended March 31,
	2019	2020
Hong Kong	16.50%	16.50%
United States	29.84%	29.84%
United Kingdom	19.00%	19.00%
Germany	32.98%	32.98%
Composition of income tax expense for the periods presented are as follows:
	Three Months Ended March 31,
	2019	2020
Current income tax expense	1,341	1,474
Reconciliations of the income tax expense computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expense of the years presented are as follows:
	Three Months Ended March 31,
	2019	2020
Loss before income tax expense	(2,622,277)	(1,690,334)
Income tax expense computed at PRC statutory income tax rate of 25%	(655,569)	(422,583)
Non-deductible expenses	10,831	9,222
Foreign tax rates differential	7,309	21,985
Tax exempted interest income	(2,271)	(17)
US tax credits	(10,816)	(17,060)
Prior year adjustments	—	(54)
Tax benefit contributed by Non-controlling interest	—	133
Tax benefit not utilized	651,857	409,848
Income tax expense	1,341	1,474
The PRC statutory income tax rate was used because the majority of the Group’s operations are based in PRC.

(b) Deferred tax
The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25%or applicable preferential income tax rates were applied when calculating deferred tax assets.
The Group’s deferred tax assets consist of the following components:
	December 31, 2019	March 31, 2020
Deferred tax assets
Net operating loss carry-forwards	6,005,461	6,374,429
Accrued and prepaid expenses	420,714	449,000
Tax credit carry-forwards	213,773	234,207
Deferred Revenue	105,840	117,040
Intangible assets	36,362	39,951
Unrealized financing cost	29,200	24,704
Allowance against receivables	27,196	31,142
Deferred rent	19,035	12,446
Property, plant and equipment, net	10,584	(15,424)
Share-based compensation	7,688	7,140
Write-downs of inventory	2,607	2,611
Advertising expenses in excess of deduction limit	353	353
Unrealized foreign exchange loss	55	55
Others	162	162
Total deferred tax assets	6,879,030	7,277,816
Less: Valuation allowance	(6,879,030)	(7,277,816)
Total deferred tax assets, net	—	—
Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:
	December 31, 2019	March 31, 2020
Valuation allowance
Balance at beginning of the year	4,369,687	4,987,418
Additions	2,509,343	2,290,398
Balance at end of the year	6,879,030	7,277,816
The Group has tax losses arising in Mainland China of 18,484,434 that will expire in one to five years for deduction against future taxable profit.
Loss expiring in 2020	186,827
Loss expiring in 2021	1,335,168
Loss expiring in 2022	3,007,243
Loss expiring in 2023	5,950,981

Loss expiring in 2024	8,004,215
Total	18,484,434

The Group has tax losses arising in Hong Kong of 2,497,854 for which could be carried forward indefinitely against future taxable income.
The Group has tax losses arising in United States of 24,513, 248,151, 869,914 and 2,139,756 that will expire in sixteen, seventeen, eighteen and infinite years for deduction against future taxable income.
Uncertain Tax Position
The Group did not identify any significant unrecognized tax benefits for each of the periods presented. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from March 31, 2020.
24. Loss Per Share
Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the three months ended March 31, 2019 and 2020 as follows:
	Three Months Ended March 31,
	2019	2020
Numerator:
Net loss	(2,623,619)	(1,691,808)
Accretion on redeemable non-controlling interests to redemption value	(31,214)	(31,561)
Net loss attributable to non-controlling interests	2,804	532
Net loss attributable to ordinary shareholders of NIO Inc. for basic/dilutive net loss per share	(2,652,029)	(1,722,837)
Denominator:
Weighted-average number of ordinary shares outstanding–basic and diluted	1,034,648,189	1,037,488,350
Basic and diluted net loss per share attributable to ordinary shareholders of NIO Inc.	(2.56)	(1.66)
For the three months ended March 31, 2019 and 2020, the Company had potential ordinary shares, including non-vested restricted shares, option granted and Convertible Notes. As the Group incurred losses for the three months ended March 31, 2019 and 2020, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. Such weighted average numbers of ordinary shares outstanding are as following:
	Three Months Ended March 31,
	2019	2020
Non-vested restricted shares	621,839	420,542
Outstanding weighted average options granted	38,730,324	27,512,901
Convertible Notes	47,665,268	195,149,460
Total	87,017,431	223,082,903

25. Related Party Balances and Transactions
The principal related parties with which the Group had transactions during the years presented are as follows:
Name of Entity or Individual	Relationship with the Company
Baidu Capital L.P.	Shareholder
Hubei Changjiang Nextev New Energy Investment Management Co., Ltd.	Controlled by Principal Shareholder
Jiangsu Xindian Automotive Co., Ltd.	Controlled by Principal Shareholder
Beijing CHJ Information Technology Co., Ltd.	Controlled by Principal Shareholder
Ningbo Meishan Bonded Port Area Weilan Investment Co., Ltd.	Controlled by Principal Shareholder
Shanghai NIO Hongling Investment Management Co., Ltd.	Controlled by Principal Shareholder
NIO Capital	Controlled by Principal Shareholder
Hubei Changjiang Nextev New Energy Industry Development Capital Partnership (Limited Partnership)	Controlled by Principal Shareholder
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	Affiliate
Beijing Chehui Hudong Guanggao Co., Ltd.	Controlled by Principal Shareholder
Beijing Xinyi Hudong Guanggao Co., Ltd.	Controlled by Principal Shareholder
Bite Shijie (Beijing) Keji Co., Ltd.	Controlled by Principal Shareholder
Kunshan Siwopu Intelligent Equipment Co., Ltd.	Affiliate
Nanjing Weibang Transmission Technology Co., Ltd.	Affiliate
Shanghai Weishang Business Consulting Co.,Ltd.	Controlled by Principal Shareholder
Beijing Bit Ep Information Technology Co., Ltd.	Controlled by Principal Shareholder
Serene View Investment Limited	Controlled by Principal Shareholder
Huang River Investment Limited	Controlled by Principal Shareholder
Tianjin Boyou Information Technology Co., Ltd.	Controlled by Principal Shareholder
Beijing Yiche Information Science and Technology Co., Ltd	Controlled by Principal Shareholder
Beijing Yiche Interactive Advertising Co.,Ltd. Shanghai Branch	Controlled by Principal Shareholder
Shanghai Yiju Information Technology Co., Ltd.	Controlled by Principal Shareholder
Wistron Info Comm (Kunshan) Co., Ltd.	Non-controlling shareholder of Affiliate
Beijing Changxing Information Technology Co., Ltd.	Controlled by Principal Shareholder
(a) The Group entered into the following significant related party transactions:
(i) Provision of service
For the three months ended March 31, 2019 and 2020, service income was primarily generated from property management and miscellaneous research and development services the Group provided to its related parties.
	Three Months Ended March 31,
	2019	2020
Nanjing Weibang Transmission Technology Co., Ltd.	1,212	415
Shanghai Weishang Business Consulting Co., Ltd.	904	—
Total	2,116	415

(ii) Acceptance of service
	Three Months Ended March 31,
	2019	2020
Beijing Chehui Hudong Guanggao Co., Ltd.	2,607	28,521
Beijing Xinyi Hudong Guanggao Co., Ltd.	—	6,754
Beijing Bit Ep Information Technology Co., Ltd.	—	1,231
Bite Shijie (Beijing) Keji Co., Ltd.	377	—
Tianjin Boyou Information Technology Co., Ltd.	47	—
Total	3,030	36,506
(iii) Cost of manufacturing consignment
	Three Months Ended March 31,
	2019	2020
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	27,422	15,814
(iv) Purchase of raw material, property and equipment
	Three Months Ended March 31,
	2019	2020
Nanjing Weibang Transmission Technology Co., Ltd.	—	16,698
Kunshan Siwopu Intelligent Equipment Co., Ltd.	—	9,770
Total	—	26,468
(v) Sale of raw material, property and equipment
	Three Months Ended March 31,
	2019	2020
Wistron Info Comm (Kunshan) Co., Ltd.	—	54
(vi) Convertible notes issued to related parties (Note 12)
	Three Months Ended March 31,
	2019	2020
Serene View Investment Limited.	—	94,256
Huang River Investment Limited.	206,694	5,934
Total	206,694	100,190

(b) The Group had the following significant related party balances:
(i) Amounts due from related parties
	December 31, 2019	March 31, 2020
Ningbo Meishan Bonded Port Area Weilan Investment Co., Ltd.	50,000	50,000
Nanjing Weibang Transmission Technology Co., Ltd.	674	1,114
Wistro Info Comm (Kunshan) Co., Ltd.	109	110
Total	50,783	51,224
(ii) Amounts due to related parties
	December 31, 2019	March 31, 2020
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	180,687	199,585
Beijing Chehui Hudong Guanggao Co., Ltd.	25,170	48,453
Beijing Xinyi Hudong Guanggao Co., Ltd.	36,714	42,272
Nanjing Weibang Transmission Technology Co., Ltd.	33,018	31,065
Bin Li	—	27,353
Beijing Changxing Information Technology Co., Ltd.	25,799	20,799
Beijing Bit Ep Information Technology Co., Ltd.	2,598	3,829
Beijing Yiche Interactive Advertising Co., Ltd. Shanghai Branch.	3,500	3,500
Kunshan Siwopu Intelligent Equipment Co., Ltd.	379	1,532
Bite Shijie (Beijing) Keji Co., Ltd.	1,549	1,214
Beijing Yiche Information Technology Co., Ltd.	205	117
Shanhai Yiju Information Technology Co., Ltd.	80	80
Tianjin Boyou Information Technology Co., Ltd.	30	—
Total	309,729	379,799
(iii) Short-term borrowings
	December 31, 2019	March 31, 2020
Huang River Investment Limited.	348,810	359,686
Serene View Investment Limited	348,810	357,320
Total	697,620	717,006
(iv) Long-term borrowings
	December 31, 2019	March 31, 2020
Huang River Investment Limited.	560,325	570,843
Serene View Investment Limited	258,213	357,320
Total	818,538	928,163

26. Commitment and Contingencies
(a) Capital commitments
Capital expenditures contracted for at the balance sheet dates but not recognized in the Group’s consolidated financial statements are as follows:
	December 31, 2019	March 31, 2020
Property and equipment	551,582	273,222
Leasehold improvements	68,652	47,478
Total	620,234	320,700
(b) Contingencies
Between March and July 2019, several putative securities class action lawsuits were filed against the Company, certain of the Company’s directors and officers, the underwriters in the IPO and the process agent, alleging, in sum and substance, that the Company’s statements in the Registration Statement and/or other public statements were false or misleading and in violation of the U.S. federal securities laws. Some of these actions have been withdrawn, transferred or consolidated. Currently, three securities class actions remain pending in the U.S. District Court for the Eastern District of New York (E.D.N.Y.), Supreme Court of the State of New York, New York County (N.Y. County), and Supreme Court of the State of New York, County of Kings (Kings County) respectively. These actions remain in their preliminary stages. The Company is currently unable to determine any estimate of the amount or range of any potential loss, if any, associated with the resolution of such lawsuits, if they proceed.
27. Subsequent Events
In April and May 2020, the Group entered into definitive investment agreements and respective supplemental agreements, respectively (collectively, the “Hefei Agreements), for investments in NIO (Anhui) Holding Ltd. (“NIO China”) with a group of third party investors (collectively, the “Strategic Investors”). Under the Hefei Agreements, the Strategic Investors will invest an aggregate of RMB7 billion in cash into NIO China. The Group will inject its core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power (the “Asset Consideration”), into NIO China. The Asset Consideration is valued at RMB17.77 billion. Further, the Group will invest RMB4.26 billion in cash into NIO China. Upon the completion of the investments, the Group will hold 75.9% of controlling equity interests in NIO China, and the Strategic Investors will collectively hold the remaining 24.1%. The Strategic Investors and the Group will each inject cash into NIO China in five installments on and prior to March 31, 2021. The Group expects the closing of the investments to take place in the second quarter of 2020 when certain customary closing conditions are met.

PROSPECTUS
NIO Inc.
CLASS A ORDINARY SHARES
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. The selling shareholders may sell shares of our Class A ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “NIO.” On June 8, 2020, the last reported sale price of the ADSs on the New York Stock Exchange was US$5.97 per ADS.
Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 9, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•
the terms “we,” “us,” “our company,” “our” and “NIO” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

•
“shares” and “ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share, “Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.00025 per share, “Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.00025 per share, and “Class C ordinary shares” refers to our Class C ordinary shares, par value US$0.00025 per share;

•
“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

•
“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

•
all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:
•
our goals and growth strategies;

•
the outbreak of COVID-19;

•
our future business development, financial conditions and results of operations;

•
the expected growth of the electric vehicles industry in China;

•
our expectations regarding demand for and market acceptance of our products and services;

•
our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•
competition in our industry;

•
relevant government policies and regulations relating to our industry; and

•
assumptions underlying or related to any of the foregoing.

Although we believe that our expectations expressed in the forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. These forward-looking statements are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus, any prospectus supplement and the documents incorporated by reference with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of December 31, 2019, we had delivered 20,480 ES8s to customers in more than 270 cities.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance version is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the ES6 performance version boasts an NEDC range of up to 610 km. As of December 31, 2019, we had delivered 11,433 ES6s to customers in more than 250 cities.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 squaremeter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Users can pre-order the EC6 through the NIO App and we expect to begin making deliveries of the EC6 in September 2020.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home, our home charging solution; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 270,000 charging piles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third- party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team.
For more information about our company, please see “Item 4. Information on the Company” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain our website at https://ir.nio.com/. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS
Please see the factors set forth in “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).
The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our current eleventh amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital US$1,000,000 divided into 4,000,000,000 shares comprising of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 831,928,082 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following are summaries of material provisions of our eleventh amended and restated memorandum and articles of association, which became effective upon the completion of the initial public offering of our ADSs in September 2018, and the Companies Law insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our entire eleventh amended and restated memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference. For information on how to obtain copies of our eleventh amended and restated memorandum and articles of association, see “Where You Can Find More Information About Us.”
Ordinary Shares
General.   Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the holders of ordinary shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our eleventh amended and restated memorandum and articles of association, our company may not issue bearer shares.
Conversion.   Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Each Class C ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares or Class C ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share or Class C ordinary share by a shareholder to any person who is not an affiliate of such shareholder, or upon a change of ultimate beneficial ownership of any Class B ordinary share or Class C ordinary share to any person who is not an affiliate of the registered shareholder of such share, each such Class B ordinary share and Class C ordinary share, as applicable, shall be automatically and immediately converted into one (1) Class A ordinary share.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our eleventh amended and restated memorandum articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, under the laws of the Cayman Islands, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our eleventh amended and restated memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating all or any of our share capital into shares of larger amount than our existing shares, sub-dividing our shares or any of them into shares of an amount smaller than that fixed by our eleventh amended and restated memorandum and articles of association, and cancelling any unissued shares. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our eleventh amended and restated memorandum and articles of association.
Appointment and Removal of Directors.   Our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board. Directors may be appointed or removed by ordinary resolution of our shareholders.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our eleventh amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our eleventh amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions in our eleventh amended and restated memorandum and articles of association set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.
Liquidation.   On the winding-up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding-up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares.   Our eleventh amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our eleventh amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.
Anti-Takeover Provisions.   Some provisions of our eleventh amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our eleventh amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies, ordinary non-resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident/non-resident company except that an exempted company:
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does not have to file an annual return detailing its shareholders with the Registrar of Companies of the Cayman Islands;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. Under our eleventh amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our eleventh amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our eleventh amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our eleventh amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our eleventh amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our eleventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our eleventh amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our eleventh amended and restated articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Companies law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our eleventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our eleventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our eleventh amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our eleventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our eleventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of securities issuances by us in the past three years.
Ordinary Shares
On August 1, 2018, we issued 1,541,667 ordinary shares to Prime Hubs Limited for nil consideration. The ordinary shares were converted into Class A ordinary shares upon the completion of our initial public offering.
On September 12, 2018, we completed our initial public offering of 160,000,000 American depositary shares, each representing one Class A ordinary share. Subsequently on October 12, 2018, the associated over-allotment option were fully exercised by our underwriters for our initial public offering and an additional 24,000,000 American depositary shares, each representing one Class A ordinary share, were issued. The offering and the over-allotment option were completed at an issuance price of $6.26 per ADS.
Preferred Shares
On July 6, 2017, we issued an aggregate of 24,466,024 series C preferred shares for aggregate consideration of US$95,050,500.0 to Tea Leaf Limited, BLISSFUL DAYS HOLDINGS LIMITED, Guangfa Xinde Capital Management Limited, Bluefuture Fund L.P., UBS AG, London Branch, KEEN EAGLE CAPITAL INVESTMENT LIMITED and China Oceanwide International Asset Management Limited.

On July 20, 2017, we issued 1,287,001 series C preferred shares for consideration of US$5,000,000.0 to CMFHK Fortune 100 SPC.
On November 10, 2017, we issued an aggregate of 196,211,257 series D preferred shares for aggregate consideration of US$1,050,300,000.0 to Image Frame Investment (HK) Limited, MORESPARK LIMITED, LEAP PROSPECT LIMITED, Serenity WL Holdings Ltd, SCOTTISH MORTGAGE INVESTMENT TRUST PLC, PACIFIC HORIZON INVESTMENT TRUST PLC, Myriad Opportunities Master Fund Limited, LONE SPRUCE, L.P., Lone Cypress, LTD., ULTRA RESULT HOLDINGS LIMITED, AL NAHDHA INVESTMENT LLC, Al Beed Group, Oldbridge Invest L.L.C., AC Limited, BEST CASTLE LIMITED, HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED, WP NIO Investment Partnership, LP, Lezmenia Assets Limited, LAPATHIA HOLDINGS LIMITED, PV Vision Limited, Silver Ridge Fund I Limited Partnership, The Mabel Chan 2012 Family Trust, Magic Stone Special Opportunity Fund IV L.P., Mega Treasure Investment Limited, Tanzanite Gem Holdings Limited, SCC Growth IV Holdco A, Ltd., Joy Next Investment Management Limited, Anderson Investments Pte. Ltd., HH DYU Holdings Limited, TPG Growth III SF Pte. Ltd., Bluestone Company Limited, Bright Sky II, L.P, Diamond Division Limited, WEST CITY ASIA LIMITED, Haixia NEV International Limited Partnership, Palace Investments Pte. Ltd. and KEEN EAGLE CAPITAL INVESTMENT LIMITED.
On November 24, 2017, we issued an aggregate of 11,769,312 series D preferred shares for aggregate consideration of US$63,000,000.0 to Caitong Funds SPC — New Technology Fund Segregated Portfolio, CICC Ehealthcare Investment Limited, CapThrone Investment Limited Partnership and HCM VI Limited.
On December 1, 2017, we issued 4,670,362 series D preferred shares for a consideration of US$25,000,000.0 to STAR AZURE INTERNATIONAL LIMITED.
On December 15, 2017, we issued 934,072 series D preferred shares for consideration of US$5,000,000.0 to Oceanwide Sigma Limited.
On February 24, 2018, we forfeited 937,160 series C preferred shares from CEG Smart Travel Co., Limited.
All preferred shares were converted into Class A, Class B or Class C ordinary shares upon the completion of our initial public offering.
Option and Restricted Share Grants
We have granted options, restricted shares and other awards to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information About Us.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.
If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees
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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

If we:	Then:
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees of the arbitrator and other costs incurred by the parties in connection with such arbitration shall be paid by the party or parties that is (are) unsuccessful in such arbitration. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims arising under the Securities Act or the Exchange Act in state or federal courts. The arbitration provision of the deposit agreement shall not relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act and is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

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when you owe money to pay fees, taxes and similar charges;

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

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other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy of the Cayman Islands). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
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banks and other financial institutions;

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insurance companies;

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pension plans;

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cooperatives;

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regulated investment companies;

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real estate investment trusts;

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broker-dealers;

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traders that elect to use a mark-to-market method of accounting;

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certain former U.S. citizens or long-term residents;

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tax-exempt entities (including private foundations);

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holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

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investors that have a functional currency other than the U.S. dollar;

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investors required to accelerate the recognition of any item of gross income with respect to ADSs or Class A ordinary shares “as a result of such income being recognized on an applicable financial statement”;

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persons that actually or constructively own 10% or more of our stock (by vote or value); or

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partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based on our current and expected composition of income and assets and the value of our assets (and taking into account our current market capitalization), we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement.
Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NIO Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We also maintain a website at http://ir.nio.com/, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement
As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
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our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020;

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our current report on Form 6-K furnished on June 9, 2020;

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the description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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with respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Anting Town, Jiading District, Shanghai 201804
People’s Republic of China
Tel: +86 21 6908-3681
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.